    As filed with the Securities and Exchange Commission on December 8, 1997

                                                       REGISTRATION NO. 33-18278
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                         POST EFFECTIVE AMENDMENT NO. 9
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        CIRCUS CIRCUS ENTERPRISES, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                 NEVADA                                88-0121916
        (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE AND TELEPHONE NUMBER)

                               ----------------

          CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

                         YVETTE LANDAU, GENERAL COUNSEL
                        CIRCUS CIRCUS ENTERPRISES, INC.
                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:
                           HOWELL J. REEVES, ESQUIRE
                    WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                        TWELFTH FLOOR, PACKARD BUILDING
                           15TH AND CHESTNUT STREETS
                     PHILADELPHIA, PENNSYLVANIA 19102-2678


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PROSPECTUS


 LOGO

                                2,700,000 SHARES
                                       OF
                                  COMMON STOCK
                              ($.01 2/3PAR VALUE)

                               ----------------

                            CIRCUS CIRCUS EMPLOYEES'
                       PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

  This Prospectus covers interests in the Circus Circus Employees' Profit Sharing and Investment Plan (the "Plan") as well as 2,700,000 shares of Common Stock, $.01 2/3 par value, of Circus Circus Enterprises, Inc. (the "Company") which may be acquired pursuant to the Plan as more fully set forth herein.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE  SECURI-
   TIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION  PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION  TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

    NEITHER  THE NEVADA  GAMING  COMMISSION, THE  NEVADA STATE  GAMING
     CONTROL BOARD,  THE MISSISSIPPI GAMING COMMISSION NOR  ANY OTHER
      GAMING REGULATORY  AUTHORITY HAS  PASSED UPON THE  ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS OR  THE INVESTMENT MERITS OF THE
        SECURITIES OFFERED HEREBY. ANY  REPRESENTATION TO THE  CON-
        TRARY IS UNLAWFUL.

                               ----------------

                The date of this Prospectus is December 8, 1997.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits filed or incorporated as a part thereof. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied (at prescribed rates) at the Public Reference Section offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer described herein, and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell these securities in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that information herein is correct as of any time subsequent to its date.

                              GENERAL INFORMATION

  This Prospectus relates to interests in the Circus Circus Employees' Profit Sharing and Investment Plan of Circus Circus Enterprises, Inc., and its participating subsidiaries, and to shares of the Company's Common Stock, $.01 2/3 par value ("Common Stock"), which may be purchased by the Trustee or contributed by the Employer pursuant to the Plan. The Company is a Nevada corporation having its principal executive offices located at 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (telephone number 702-734-0410). The principal provisions of the Plan are summarized in this Prospectus.

                                  DEFINITIONS

  The following terms, as used in this Prospectus, have the following meanings:

  "Account" means, as required by the context, the entire amount held from time to time for the benefit of any one Participant, or the portion thereof attributable to Savings Contributions, Matching Contributions, Automatic Contributions, Discretionary Contributions or Rollover Contributions, as well as ESOP Matching Contributions, ESOP Automatic Contributions, 401(k) Automatic Contributions and 401(k) Matching Contributions made under Plan provisions previously in effect.

  "Actual Contribution Percentage" means, with respect to a group of Participants for a Plan Year, the average of the ratios (calculated separately for each member of the group) of the amount of Matching Contributions on behalf of each Participant who is a member of such group to the amount of the Compensation for each Participant who is a member of such group for the Plan Year.

  "Actual Deferral Percentage" means, with respect to a group of Participants for a Plan Year, the average of the ratios (calculated separately for each member of the group) of the amount of Savings Contributions on behalf of each Participant who is a member of such group to the amount of the Compensation for each Participant who is a member of such group for the Plan Year.

  "Agreement of Trust" means the Fifth Amendment and Restatement of the Circus Circus Employees' Profit Sharing and Investment Trust entered into between the Company and the Trustee effective as of January 1, 1996, except as otherwise provided therein, as it may be amended from time to time.

  "Automatic Contribution" means, as the context requires, the Automatic Contribution, or for Plan Years beginning on or after January 1, 1989 and ending prior to January 1, 1996, the ESOP Automatic Contribution, or for Plan Years beginning prior to January 1, 1989, the 401(k) Automatic Contribution.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

  "Company" means Circus Circus Enterprises, Inc., or its successors.

  "Compensation" means regular salaries and wages, overtime pay, bonuses and commissions paid or accrued by an Employer, tips declared by or distributed to an Employee while performing services for an Employer, Savings Contributions to this Plan, and elective contributions to any plan maintained by an Employer pursuant to Section 125 of the Code, but does not include third party disability payments, stock options, relocation expense payments, credits or benefits under the Plan (other than Savings Contributions), any amount contributed to any pension, employee welfare, life insurance or health insurance plan or arrangement, or any other tax-favored fringe benefits (other than elective contributions to a Section 125 plan). However, no Compensation in excess of $160,000 (adjusted under such regulations as may be issued by the Secretary of the Treasury) will be taken into account for any Employee.

  "Contract" means the Group Annuity Contract No. GA70867, effective as of November 1, 1985, between the Custodian and the Company, and the related letters dated November 15 and December 4, 1985, respectively, from the Custodian.

  "Custodian" means Principal Financial Group, Des Moines, Iowa, acting in its capacity under the Contract.

  "Discretionary Contribution" generally means a Discretionary Contribution under the Plan by an Employer on behalf of a Participant.

  "Diversification Election" means a Participant's election to diversify a portion of his ESOP Matching Contribution Account and ESOP Automatic Contribution Account pursuant to the Diversification provisions of the Plan.

  "Diversification Election Period" means the six Plan Year period beginning with the later of: (1) the Plan Year after the Plan Year in which the Participant attains age 55; or (2) the Plan Year after the Plan Year in which the Participant first completes ten (10) years of participation in the Plan (disregarding participation before January 1, 1989).

  "Earnings" means, with respect to a Valuation Period, the aggregate of the unrealized appreciation or depreciation accruing to the Trust Fund (or any Fund or separate portion of a Segregated Investment Fund) during such a period; and the income earned or the loss sustained by the Trust Fund (or any Fund or separate portion of a Segregated Investment Fund) during such period, whether from investments or from the sale or exchange of assets.

  "Eligibility Date" means January 1 and July 1 in any Plan Year.

  "Employee" means, except as otherwise provided in the Plan, any person employed by the Employer, but generally does not include union employees other than participating union employees at Circus Circus Reno, Circus Circus Las Vegas, Excalibur and Luxor.

  "Employer" means the Company, Circus Circus Casinos, Inc., Slots-A-Fun, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., New Castle Corp., Ramparts International, Circus Circus Development Corp., Pinkless, Inc., and Ramparts, Inc., all Nevada corporations; Circus Circus Mississippi, Inc., a Mississippi corporation; Railroad Pass Investment Group, Jean Development Company and Jean Development West, all Nevada partnerships; and any other subsidiary or related corporation or other entity that adopts the Plan with the consent of the Company. Railroad Pass Investment Group, Jean Development Company and Jean Development West are, at times, collectively referred to herein as the "Gold Strike Entities."

  "Employer Securities" means securities of the Company that are readily tradable on an established securities market or meet other conditions of
Section 4975 of the Code.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

  "ESOP Automatic Contribution" means an Automatic Contribution pursuant to the Plan, attributable to any Plan Year beginning on or after January 1, 1989, and ending prior to January 1, 1996, by an Employer on behalf of a Participant, other than an officer, director, 10% owner of the Company, or any other Participant who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934.

  "ESOP Contribution" means an ESOP Automatic Contribution and an ESOP Matching Contribution attributable to any Plan Year beginning on or after January 1, 1989 and ending prior to January 1, 1996.

  "ESOP Fund" means a Fund established under the Plan based upon all contributions other than (i) Savings Contributions, (ii) Matching
Contributions for years beginning prior to January 1, 1990 and beginning on or after January 1, 1996, and (iii) Automatic Contributions for years beginning prior to January 1, 1989 and beginning on or after January 1, 1996.

  "ESOP Matching Contribution" means a Matching Contribution pursuant to the Plan, attributable to any Plan Year beginning on or after January 1, 1990 and ending prior to January 1, 1996, by an Employer on behalf of a Participant, other than an officer, director, 10% owner of the Company, or any other Participant who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934.

  "401(k) Automatic Contribution" means an Automatic Contribution under the Plan, attributable to any Plan Year beginning before January 1, 1989, on behalf of a Participant by an Employer.

  "401(k) Matching Contribution" means a Matching Contribution under the Plan, attributable to any Plan Year beginning before January 1, 1990, on behalf of a Participant by an Employer.

  "Fund" means a fund established under the Plan.

  "Gross Compensation" means, with respect to an Employee during a Plan Year, total taxable compensation of such Employee for such Plan Year as defined in the Plan, subject to certain limits defined in the Plan, plus the amount of such Employee's Savings Contribution for such Plan Year.

  "Highly Compensated Employee" means, subject to further limitations set forth in the Plan, any Employee who:

    (1) was a 5% owner of an Employer at any time during the Plan Year or the preceding Plan Year; or

    (2) for the preceding Plan Year,

      (A) had Section 415 Compensation in excess of $80,000 (adjusted under such regulations as may be issued by the Secretary of the Treasury), and

      (B) if the Company so elects, was a member of the "top paid group" (Employees in the top 20% of the Employer's work force on the basis of Section 415 Compensation paid during the year).

  "Hour of Service" means, as set forth in detail in the Plan, an hour for which an Employee performs services, an hour for which he is paid for reasons other than the performance of services (i.e., sick pay and vacation pay), or an hour of unpaid maternity or paternity leave within certain limits described in the Plan.

  "Matching Contribution" means, as the context requires, the Matching Contribution, or for Plan Years beginning on or after January 1, 1990 and ending prior to January 1, 1996, the ESOP Matching Contribution, or for Plan Years beginning prior to January 1, 1990, the 401(k) Matching Contribution.

  "Net Compensation" means, with respect to an Employee during a Plan Year, the amount of such Employee's Gross Compensation for such Plan Year less the amount of such Employee's Savings Contribution for such Plan Year.

  "Normal Retirement Date" means the date on which a Participant attains the age of 65 years, or the 5th anniversary of the date the Participant commenced participation in the Plan, whichever date occurs later.

  "One Year Break in Service" means a Plan Year (and, for purposes of eligibility and participation, the year beginning with the date the Employee's employment commenced), in which an Employee has 500 or fewer Hours of Service, and it is deemed to occur on the last day of any such year.

  "Participant" means:

    (1) any eligible Employee of an Employer who has become a Participant under the Plan, except that an Employee who has made a Rollover
  Contribution prior to his Eligibility Date is considered a Participant solely with respect to his Rollover Contribution Account; and

    (2) any former employee of an Employer who became a Participant under the Plan and who still has a balance in an Account under the Plan.

  "Plan" means the profit sharing and investment plan described in this Prospectus.

  "Plan Administrator" means the Company.

  "Plan Year" means each 12-month period ending on December 31.

  "Savings Contribution" means a contribution to the Plan by or on behalf of an Employee pursuant to paragraph (a) of Article VI of the Plan.

  "Section 415 Compensation" means all compensation received by or made available to the Participant from all Employers and all affiliates for personal services actually rendered, as well as tips which the Employer is required to report to the Employee and the Internal Revenue Service, but does not include Savings Contributions, elective contributions to any plan maintained by an employer pursuant to Section 125 of the Code, deferred compensation, stock options and other distributions that receive special tax benefit; provided, however, that beginning after December 31, 1997, the term "Section 415 Compensation" includes any amount that is contributed by an Employer at the election of the Employee and that is not includible in the gross income of the Employee under Sections 125, 401(k), 402(h), 403(b) or 457 of the Code.

  "Segregated Investment Fund" means a Fund established under the Plan for designated investments, in which the assets of each Participant selecting the Fund are separately invested, and the Earnings attributable to such assets are separately accounted for.

  "Transfer of Functions Date" means the date on or about January 1, 1991 when there was transferred to the Trustee the responsibility for investments made with respect to the General Common Stock Fund and the Money Market Fund.

  "Trust" means, collectively, the trust or trusts established by the Agreement and Declarations of Trust and the account or accounts established by the Contract.

  "Trust Fund" means, collectively, the trust funds and accounts established under all Agreements of Trust and all Contracts from which the amounts of supplementary compensation provided for by the Plan are to be paid or are to be funded.

  "Trustee" means Bank of America, Nevada, in its capacity as trustee under the Agreement of Trust.

  "Valuation Date" means, with respect to the Trust Fund, the last day of each calendar month, and such other dates as the Plan Administrator may select. Interim Valuation Dates no more frequently than weekly may be used for purposes of facilitating hardship withdrawals.

  "Valuation Period" means the period beginning with the first day after a Valuation Date and ending with the next Valuation Date.

  "Year of Credited Service" means, in general, a Plan Year beginning on or after the Employee's date of employment or most recent date of reemployment, whichever is later, during which the Employee completed 1,000 or more Hours of Service. However, an Employee who becomes a Participant after November 20, 1989 will not receive credit for any Plan Year before the Plan Year in which he became a Participant, except that any Employee who would have become a Participant in an earlier Plan Year if he had not been a member of a collective bargaining unit will have the same number of Years of Credited Service that he would have had if he had not been a member of such unit. Employees of Employers acquired by the Company during 1995 will get credit for all 1995 service with the acquired Employer (or its predecessor), but only if they were employed continuously by the acquired Employer (or its predecessor) from January 1, 1995 through the date of the acquisition.

  "Year of Service" means a Year of Vesting Service or a Year of Eligibility Service, as required by the context as follows:

    (A) "Year of Vesting Service" means a Plan Year beginning on or after January 1, 1985, during which an Employee completes 1,000 or more Hours of Service. Employees of Employers acquired by the Company during 1995 will get credit for all 1995 service with the acquired Employer (or its predecessor), but only if they were employed continuously by the acquired Employer (or its predecessor) from January 1, 1995 through the date of the acquisition.

    (B) "Year of Eligibility Service" means the consecutive 12-month period beginning with the date the Employee is first credited with an Hour of Service, provided he completes 1,000 Hours of Service during that 12-month period; otherwise, any Plan Year during which the Employee completes 1,000 or more Hours of Service. (The Year of Service is not completed until the end of the 12-month period or the Plan Year, as the case may be, even if 1,000 Hours of Service are completed earlier).

An Employee receives credit for his Hours of Service for the Employer or an "Affiliate" of the Employer (as defined in the Plan) whether or not he was an Employee at the time such Hours of Service were completed.

                                   THE PLAN

GENERAL

  The Plan covers the Employees of the Employer. The Plan was originally adopted in 1985. On November 21, 1995, the Company adopted a Tenth Amendment and Restatement of the Plan and a Fifth Amendment and Restatement of the Trust. The Company has obtained from the Internal Revenue Service (the "IRS") a favorable determination letter dated July 22, 1997 that the Plan, as amended through November 21, 1995, meets the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code, and a qualified ESOP under
Section 4975(e)(7) of the Code, and that the Trust, as amended through the Fifth Trust Amendment, is exempt from Federal income tax under Section 501(a) of the Code.

PURPOSE

  The Plan is designed to provide eligible Employees an opportunity to increase their retirement savings by offering the advantages of a qualified cash or deferred arrangement under Section 401(k) of the Code. See "Federal Tax Aspects." In general, an Employee who meets the Plan's eligibility requirements becomes a Participant. A Participant may authorize the Company to make a Savings Contribution (as described under "Contributions," below) by reducing the Participant's salary by an amount not in excess of his base pay and not in excess of 15% of his Gross Compensation. Subject to limitations set forth in the Plan, the Company will partially match Savings Contributions, and will make Automatic Contributions. The Company further may choose to make Discretionary Contributions. A Participant may direct the investment of all of his Savings Contributions, together with Matching Contributions for years beginning prior to January 1, 1990 and beginning on or after January 1, 1996 and Automatic Contributions for years beginning prior to January 1, 1989 and beginning on or after January 1, 1996, into one or more of seven investment options. See "Investment of Contributions," below. All other contributions will be ESOP Contributions, which will generally remain invested, pursuant to an Agreement of Trust, in Employer Securities in the ESOP Fund.

ADMINISTRATION

  The Company, as Plan Administrator, is responsible for the control and management of the operation and administration of the Plan. As Plan Administrator, the Company is a "named fiduciary" as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan Administrator has the power and the duty to take all action and to make all decisions necessary or proper to administer the Plan. To the extent consistent with applicable law, the determination of the Plan Administrator as to any question involving the general administration and interpretation of the Plan is conclusive and binding on any person making a claim under the Plan. The Plan Administrator may make and enforce rules and regulations relating to the Plan. In administering the Plan, the Plan Administrator must act in a nondiscriminatory manner. Each year, the Plan Administrator prepares a report concerning the financial condition and operation of the Plan.

  The assets of the Plan constitute a Trust Fund. The Plan Administrator has no duty with respect to the investments to be made of the funds in the Trust Fund. The Trustee has such function with respect to each of the Plan's funds other than with respect to amounts which remain invested in GIAs constituting part of the Custodian's general account, as described under "Investments of Contributions--II. Fixed Income Fund," below.

  The Trustee has powers and responsibilities with respect to the administration of the Circus Circus Stock Fund, the ESOP Fund, the Fixed Income Fund (except to the extent amounts remain invested in GIAs constituting part of the Custodian's general account, as described under "Investment of Contributions--II. Fixed Income Fund," below), the General Common Stock Fund, the U.S. Government Securities Fund, the Capital Fund, the International Growth Fund and the Small Capitalization Index Fund, including (i) initial investment of the funds deposited in each such Fund, (ii) reinvestment, sale, exchange or other disposition of all or any portion of each such Fund's assets, (iii) exercise of the voting rights associated with any securities constituting a part of each such Fund's assets (except that any shares in the ESOP Fund that are allocated to a Participant's Account are voted by the Trustee in accordance with instructions from the Participant), (iv) disbursement from each such Fund in accordance with instructions from the Plan Administrator, and (v) the valuation of each such Fund.

  Except where the Plan expressly provides that the Trustee is subject to the direction of a named fiduciary or where authority to manage, acquire or dispose of assets of the Plan is delegated by a named fiduciary to one or more investment managers, the Circus Circus Stock Fund, the ESOP Fund, the Fixed Income Fund (except to the extent amounts remain invested in GIAs constituting part of the Custodian's general account as described under "Investment of Contributions--II. Fixed Income Fund," below), the General Common Stock Fund, the U.S. Government Securities Fund, the Capital Fund, the International Growth Fund and the Small Capitalization Index Fund are under the control and management of the Trustee. In connection with its control and management of the Circus Circus Stock Fund and the ESOP Fund, the Trustee selects brokers to effect particular securities transactions resulting in the most favorable net results for the Plan by taking into account such factors as price, commission, size of order and execution by the broker. Factors such as the broker's execution and capital commitment capabilities, initiation of trades and securities syndication are evaluated by the Trustee in selecting a broker. Brokerage transactions are not directed to brokers because of their research services. The Trustee periodically evaluates the reasonableness of brokerage commissions paid by the Circus Circus Stock Fund and the ESOP Fund by reviewing such factors as the competitive negotiated rate structure at the time the commission was charged and the effectiveness of the brokers' executions. The Trustee may pay a brokerage commission in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of the brokerage execution services performed by the selected broker.

  The Company is responsible for all expenses incurred in implementing the Plan and the Trust. Except as otherwise described in this Prospectus, the expenses of the administration of the Trust Fund, including compensation payable to the Trustee and the Custodian, the compensation of any investment manager, the expenses incurred by the Plan Administrator in discharging its duties, all income or other taxes of any kind levied or assessed upon or with respect to the Trust Fund and any interest that may be payable on money borrowed for the benefit of the Trust by the Trustee or the Custodian are to be paid or provided for by the Company and, if not paid by the Company, are to be paid out of the assets of the Trust Fund. However, no excise tax or other liability imposed upon the Trustee, the Custodian, the Plan Administrator or anyone else, for failure to comply with the provisions of any federal law will be subject to payment or reimbursement from the assets of the Trust. For information regarding certain fees to be paid out of the assets of the Funds, see "Description of Investment Options," below.

ELIGIBILITY

  Participation in the Plan is available to eligible Employees of the Company and any of the Company's subsidiaries that adopt the Plan with the Company's consent. The subsidiaries of the Company presently participating in the Plan are Circus Circus Casinos, Inc., Colorado Belle Corp., Edgewater Hotel Corporation, Slots-A-Fun, Inc., New Castle Corp., Ramparts, Inc., Circus Circus Development Corp., Pinkless, Inc., and Ramparts International, all Nevada corporations; Railroad Pass Investment Group, Jean Development Company and Jean Development West, all Nevada partnerships; and Circus Circus Mississippi, Inc., a Mississippi corporation. Such entities are herein referred to collectively with the Company and individually, as the context requires, as the "Employer."

  The eligibility requirements for participation in the Plan restrict participation to Employees who have completed one Year of Eligibility Service and have attained the age of 21 years.

  The number of employees anticipated to be eligible to participate in the Plan as of January 1, 1998 is approximately 10,500.

PARTICIPATION IN THE PLAN

  Under the terms of the Plan, an Employee initially becomes a Participant in the Plan on the first January 1 or July 1 on which such Employee meets all of the requirements for eligibility to participate in the Plan. In addition, the Plan Administrator may accept a Rollover Contribution from an Employee who is expected to become a Participant, and any Employee who has made a Rollover Contribution prior to entering the Plan is considered a Participant with respect to his Rollover Contribution Account. Each Participant in the Plan remains a Participant until his termination of employment.

  Participation in the Plan is not terminated by transfers between the Company and its participating subsidiaries, provided the Participant continues to be an eligible Employee after the transfer. If a Participant transfers to a subsidiary or business of the Company that is not an Employer, no further contributions to the Plan may be made on his behalf. However, amounts credited to his Account remain invested under the terms of the Plan.

  An Employee who ceases to be a Participant in the Plan, and who later is reemployed by an Employer, will become a Participant again on the date of his reemployment. An Employee who has completed one Year of Service before becoming an Employee of an Employer (as a result of his employment with an "Affiliate," as defined in the Plan, or his exclusion as a result of a collective bargaining agreement) will enter the Plan as a Participant on the later to occur of (i) the first Eligibility Date concurring with or occurring after the Employee's 21st birthday and (ii) the date he becomes an Employee of the Employer.

CONTRIBUTIONS

  As described below, a Participant may make Savings Contributions to the Plan, and an Employer makes Matching Contributions and Automatic Contributions and may make Discretionary Contributions.

  Savings Contributions. Savings Contributions are those made to the Plan at the election of a Participant pursuant to Section 401(k) of the Code. The Participant selects the amount of his Savings Contributions which, under the terms of the Plan, may be in any amount not exceeding 15% of his Gross Compensation, up to a maximum of $10,000 in 1998 (subject to annual adjustment) in any Plan Year. See "Limitations on Contributions," below. The Participant's Employer will make the appropriate reduction in the salary of the Participant. Savings Contributions are forwarded by the Plan Administrator to the Trustee to be invested in accordance with the Participant's investment election. The Savings Contributions specified by the Participant are made by the Employer and, provided the Actual Deferral Percentage is within the limits described under "Limitations on Contributions," below, will not be included in the Participant's compensation for Federal income tax purposes at the time the contribution is made. See "Federal Tax Aspects."

  Each Participant must indicate the amount of his Savings Contributions by calling the Benefit Information Line ("BIL"). The election must be executed and in effect before the first day of the first pay period to which it applies. Before any salary reduction contributions to the Plan can be made, however, an Employee Signature Authorization Form must be completed, signed, and returned to the Plan's record keeper.

  Savings Contributions may be changed or suspended, as discussed below. A Savings Contribution is made through a payroll deduction and must be paid by the Employer to the Plan within a reasonable period after it is withheld from the Participant's pay but no later than the fifteenth business day of the month following the month in which it is withheld from the Participant's pay.

  The amount of a Participant's Savings Contribution is credited to the Participant's Account and invested in accordance with his instructions. See "Investment of Contributions," below. Savings Contributions are fully (100%) vested and nonforfeitable.

  If a Participant selects a specified dollar contribution, that contribution will be subject to certain limits, so that it may have to be reduced under certain circumstances. However, it will not be increased unless the

Participant formally changes his election. If a Participant elects to contribute a specified percentage of his compensation, any increase or decrease in such Participant's compensation at any time will automatically result in a corresponding adjustment to the Participant's Savings
Contribution.

  Matching Contributions. Matching Contributions for each eligible Participant are made by the Employer in cash. Subject to the Plan's limitation on Matching Contributions in any Plan Year, a Matching Contribution is made for each Plan Year, for each Participant who is an Employee on the last day of such Plan Year, in an amount equal to 25% of the Participant's Savings Contributions for the Plan Year. Under the Plan, the Matching Contribution made to a Participant's Account in a Plan Year will not exceed the amount determined from the following table based on the Participant's Years of Credited Service:

                                                          MAXIMUM AMOUNT OF
               YEARS OF                                 MATCHING CONTRIBUTIONS
           CREDITED SERVICE                                 PER PLAN YEAR
           ----------------                             ----------------------
                  1                                            $ 62.50
                  2                                              75.00
                  3                                              87.50
                  4                                             100.00
                  5                                             125.00
                  6                                             150.00
                  7                                             175.00
              8 or more                                         200.00

  The amount of the Matching Contribution made on behalf of a Participant is credited to the Participant's Matching Contributions Account and invested in accordance with his instructions. Matching Contributions, along with ESOP Matching Contributions made prior to January 1, 1996, become vested and nonforfeitable according to a vesting schedule as described under "Vesting," below.

  Automatic Contributions. Automatic Contributions are made by the Employer for each Plan Year on behalf of each eligible Participant who completes 1,000 Hours of Service during such Plan Year and who is an Employee on the last day of such Plan Year. Automatic Contributions are made in cash. The amount of the Automatic Contribution for a Participant in any Plan Year is determined from the following table based on the Participant's Years of Credited Service:

                                                              AMOUNT OF
               YEARS OF                                AUTOMATIC CONTRIBUTIONS
           CREDITED SERVICE                                 PER PLAN YEAR
           ----------------                            -----------------------
                  1                                            $250.00
                  2                                             300.00
                  3                                             350.00
                  4                                             400.00
                  5                                             500.00
                  6                                             600.00
                  7                                             700.00
              8 or more                                         800.00

  The amount of the Automatic Contribution made on behalf of a Participant is credited to the Participant's Automatic Contributions Account and invested in accordance with his instructions. Automatic Contributions, along with ESOP Automatic Contributions made prior to January 1, 1996, become vested and nonforfeitable according to a vesting Schedule as described under "Vesting," below.

  Amounts that are forfeited during a Plan Year ("Forfeitures"), to the extent they are not needed to restore the Forfeitures of returning Participants who have "bought back" their prior Forfeitures, will be reallocated as additional Automatic Contributions to Participants who otherwise qualify for Automatic Contributions for that

Plan Year. A Participant's share of any such additional Automatic
Contributions will be a fraction, the numerator of which is his regular Automatic Contribution for the Plan Year and the denominator of which is the aggregate of all regular Automatic Contributions for all Participants for the Plan Year.

  Discretionary Contributions. Discretionary Contributions may be made by the Employer at its discretion. The Discretionary Contributions made by the Employer will be in cash. A Participant's share of any Discretionary Contributions in a Plan Year will be determined as of the last day of such Plan Year by multiplying the total Discretionary Contribution for the Plan Year by a fraction, the numerator of which is the Participant's Compensation for such Plan Year and the denominator of which is aggregate Compensation for such Plan Year for all Participants receiving an allocation. The amount of the Discretionary Contribution credited to a Participant's Account is invested in accordance with his instructions. Discretionary Contributions will become vested and nonforfeitable according to a vesting schedule described under "Vesting," below.

  An Employee will be entitled to share in a Discretionary Contribution for a Plan Year only if he completes 1,000 Hours of Service during that Plan Year and only if he is employed by the Employer on the last day of the Plan Year.

  Top Heavy Rules. If the Plan becomes "top heavy" as defined in Section 416 of the Code, certain limitations may be placed on contributions made on behalf of "key employees" as defined in Section 416 and certain minimum contributions may be required on behalf of certain other Participants as set forth in the Plan.

ROLLOVER CONTRIBUTIONS

  Any Participant of the Plan (or an Employee who is expected to become a Participant), at any time, may submit a written application requesting the Plan Administrator to direct the Trustee to accept a Rollover Contribution. A Rollover Contribution accepted by the Plan Administrator will be placed in a Rollover Contribution Account established for the Participant and will become part of the Trust Fund. The amount placed in a Rollover Contribution Account will be invested in accordance with the contributing Participant's instructions. See "Investment of Contributions," below. Rollover Contributions are not subject to the limits outlined under "Limitations on Contributions," below.

LIMITATIONS ON CONTRIBUTIONS

  Section 401(k) of the Code limits the Savings Contributions of Participants who are Highly Compensated Employees. Under the Plan, the Actual Deferral Percentage ("ADP") for the group of Highly Compensated Employees for a Plan Year (the "HC ADP") may not exceed 125% of the ADP for the group of all other eligible employees (the "non-HC ADP"). Alternatively, the excess of the HC ADP for a Plan Year over the non-HC ADP may not exceed two percentage points (or such lesser amount as may be established by applicable regulations); and the HC ADP for a Plan Year may not exceed 200% of the non-HC ADP. For Plan Years beginning before January 1, 1997, the HC ADP and the Non-HC ADP are computed using contributions made for the Plan Year being tested. For Plan Years beginning after December 31, 1996, the HC ADP is determined using the contributions of Highly Compensated Employees made for the Plan Year being tested, but the Non-HC ADP generally may be computed using the contributions of Non-Highly Compensated Employees for the Plan Year preceding the Plan Year being tested. Savings Contributions that are in violation of these limits must be returned to the Highly Compensated Employees on whose behalf the excess Savings Contributions were made, as provided in Section 401(k) of the Code.

  Under Section 401(k) of the Code, no Participant's Savings Contributions for any Plan Year can exceed $10,000 in 1998 (subject to annual adjustment). Any Savings Contribution in excess of this limit must be returned to the Participant making such contribution, as provided in Section 401(k) of the Code.

  As described above, the Plan limits each Participant's Savings Contributions to 15% of his Gross Compensation. However, Section 415 of the Code also limits overall allocations on behalf of any Participant to

25% of the Participant's Net Compensation. (Section 415 also establishes other limitations, which are described below.) All contributions including both Savings Contributions and all employer contributions, are counted toward the overall limit, and the maximum Savings Contributions that can be made in a Plan Year without exceeding the 25% of Net Compensation overall limit will be difficult to calculate.

    Illustration: In general, a Savings Contribution equal to 15% of Gross Compensation will equal approximately 18% of Net Compensation, thus leaving a margin of only 7% of Net Compensation for Employer contributions. Thus, if Employer contributions for a Participant for any year are to exceed 7% of Net Compensation, then the Participant must contribute less than 18% of Net Compensation (or less than 15% of Gross Compensation) in order to stay within the overall limit of 25% of Net Compensation.

  Section 401(m) of the Code further limits Matching Contributions of Participants who are Highly Compensated Employees. Under the Plan, the Actual Contribution Percentage ("ACP") for the group of Highly Compensated Employees for a Plan Year (the "HC ACP") may not exceed 125% of the ACP for the group of all other eligible employees (the "Non-HC ACP"). Alternatively, the excess of the HC ACP for a Plan Year over the Non-HC ACP may not exceed two percentage points (or such lesser amount as may be established by applicable regulations); and the HC ACP for a Plan Year may not exceed 200% of the Non-HC ACP. For Plan Years beginning before January 1, 1997, the HC ACP and the Non-HC ACP are computed using contributions made for the Plan Year being tested. For Plan Years beginning after December 31, 1996, the HC ACP is determined using contributions of Highly Compensated Employees made for the Plan Year being tested, but the Non-HC ACP generally may be computed using the contributions of Non-Highly Compensated Employees for the Plan Year preceding the Plan Year being tested. Matching Contributions that are in violation of these limits, but that are vested under the schedule set forth herein, will be distributed to the Highly Compensated Employees on whose behalf the excess Matching Contributions were made, and such amounts that are not vested will be forfeited, and held in the Plan to be allocated to the Accounts of other Participants in the manner set forth in the Plan.

  Under Section 415 of the Code, the total of all Savings, Matching, Automatic and Discretionary Contributions allocated to a Participant's Account for any year generally may not exceed the lesser of (a) $30,000 or (b) 25% of his Compensation for the year. The $30,000 limitation is subject to cost of living adjustments. If, for any year, these limitations are exceeded, the Plan currently provides as follows:

  1. The excess will be deemed first to consist of Discretionary
     Contributions (but only up to the amount of Discretionary Contributions to which the Participant would have been entitled in the absence of these limitations). Excess Discretionary Contributions will be allocated to the Accounts of Participants who have not yet reached their respective Section 415 limits.

  2. Any remaining excess will be deemed to consist next of Savings Contributions (but only up to the amount of Savings Contributions made by the Participant). Excess Savings Contributions will be refunded (with the earnings, if any, on the excess amounts) to the Participant following the end of the Plan Year.

  3. Any remaining excess will be deemed next to consist of Automatic Contributions (but only up to the Automatic Contributions to which the Participant would have been entitled in the absence of these limitations), and finally Matching Contributions. Excess Automatic and Matching Contributions will be allocated to the Automatic Contribution Accounts of Participants who have not yet reached their respective
     Section 415 limits.

CHANGE OF CONTRIBUTIONS

   A Participant may elect to increase or decrease the amount of his Savings Contribution by accessing BIL. Changes in the amount of a Participant's Savings Contribution may be made by the Participant by accessing BIL, as of the first day of any calendar quarter, so long as they are made no later than the 21st day of the month preceding the first day of such calendar quarter. Any increase or decrease in the amount of contributions must be within the percentage limits set forth above. See "Contributions" and "Limitations on Contributions," above. However, a Participant may always suspend or reduce further Savings Contributions to the Plan at any time. Such suspensions will be effective for the pay period immediately following the date on which the paymaster receives notification of the suspension or reduction. A Participant who suspends further Savings Contributions may reinstate such contributions, but only as provided in the Plan.

ACCOUNTS

  The accounts and records of the Plan are maintained by the Plan
Administrator and disclose the status of the Account of each Participant. Each Participant will be advised from time to time, at least once each calendar quarter, of the balance of his Account.

  Each Participant's Account under the Plan represents the Participant's interest in the Funds established under the Plan. Separate accounting records are kept for those parts of the Participant's Account that result from Savings, Matching, Automatic, 401(k) Matching, 401(k) Automatic, ESOP Matching, ESOP Automatic, Discretionary and Rollover Contributions.

INVESTMENT OF CONTRIBUTIONS

  Generally, each Participant must direct how the portion of his Savings Contributions Account, Matching Contribution Account, Automatic Contribution Account, Discretionary Contribution Account, 401(k) Matching Contribution Account, 401(k) Automatic Contribution Account and Rollover Contribution Account are to be allocated among the seven investment options available under the Plan. Furthermore, each Participant who has made a Diversification Election must direct the applicable portion of his ESOP Matching Contribution Account and ESOP Automatic Contribution Account to be invested among six investment options available under the Plan. No more than 25% of contributions may be invested in the Circus Circus Stock Fund (referred to in the Plan as "Fund A").

  If a Participant does not specifically designate the investment option or options for all or part of his Account, the Plan requires such portion to be invested in the Fixed Income Fund unless the Trustee determines that a different fund shall be the default fund. Also, if the Plan Administrator has been notified that the Participant (or the beneficiary of a deceased Participant) is incompetent, or if the beneficiary of a deceased Participant is a child, the Trustee will determine the fund in which the Participant's Account is invested unless a legal guardian has been appointed for such Participant or beneficiary.

  A Participant may change his investment election with respect to the investment of future contributions or transfer previously contributed amounts among the available investment options described below, so long as no more than 25% of future contributions are invested in the Circus Circus Stock Fund, and so long as the change does not increase the combined percentage of the Participant's Matching Contribution Account, Automatic Contribution Account, Discretionary Contribution Account, Rollover Account and 401(k) Employer Contribution Account, together with any portion of his ESOP Matching Contribution Account and ESOP Automatic Contribution Account which is subject to a diversification election that is invested in the Circus Circus Stock Fund to exceed 25% of his combined balances of such accounts. However, a Participant may not change investment options other than as of the beginning of a calendar quarter, and any change will not be effective until the first January 1, April 1, July 1 or October 1 following the Participant's change of such option through BIL, so long as such change is made on or prior to the 21st day of the month immediately preceding the date as of which the change is to be effective. If, as a result of a change of investment election by a Participant, there occurs any withdrawal of funds from the Fixed Income Fund (referred to in the Plan as "Fund B") prior to maturity other than for termination of employment, retirement, disability or death benefits, the Participant's Account may be subject to a surrender charge. See the description of the "Fixed Income Fund," below.

  Each Participant is solely responsible for the investment of the amounts in his Account other than those invested in the ESOP Fund, as described below. Neither the Trustee, the Custodian, any investment advisors to the Funds, the Plan Administrator, nor any officer or employee of the Company is empowered to advise a Participant as to the manner in which his Account should be invested. THE FACT THAT A PARTICULAR INVESTMENT OPTION IS AVAILABLE TO PARTICIPANTS FOR INVESTMENT UNDER THE PLAN IS NOT TO BE CONSTRUED AS A RECOMMENDATION FOR INVESTMENT IN SUCH INVESTMENT OPTION. A PARTICIPANT ASSUMES ALL RISKS IN CONNECTION WITH CHANGES IN VALUE OF THE FUND OR FUNDS IN WHICH HE INVESTS. EARNINGS, IF ANY, OF EACH FUND WILL BE REINVESTED IN THE SAME FUND, AND LOSSES, IF ANY, WILL BE ALLOCATED ONLY TO THE FUND INCURRING THE LOSS.

  The Plan is intended to constitute a plan described in Section 404(c) of ERISA and the regulations thereunder (which may be found at Section 2550.404c-1 of the Code of Federal Regulations). Information required by those regulations will be provided by the Plan Administrator, and the designated contact for such information is the Corporate Director--Human Resources. Fiduciaries will be relieved of liability for any losses that are the direct and necessary result of investment instructions given by the Participant (or beneficiary).

  The portion of a Participant's ESOP Matching Contributions Account and ESOP Automatic Contributions Account that is not invested pursuant to a Diversification Election will be invested, pursuant to an Agreement of Trust, in the ESOP Fund which will, except in certain circumstances provided in the Plan, invest primarily in Employer Securities.

DESCRIPTION OF INVESTMENT OPTIONS

  There currently are seven investment options available to Participants under the Plan. The following table sets forth information as of October 31, 1997 concerning the investment return of each of the Plan's seven Funds for the respective periods indicated. These results represent a single investment made at the beginning of each period. Because Participants' contributions to the Plan are invested regularly throughout a period, the results achieved may be different. Past performance is no indication of future performance and investment return is but one factor to consider when evaluating an investment option. Accordingly, when evaluating the investment options available under the Plan, the information concerning investment return should be read in conjunction with the more detailed information concerning each of the Plan's Funds included herein or available from the Company. See "Availability of Additional Information Concerning Investment Options".

                 INVESTMENT RETURN (%) AS OF OCTOBER 31, 1997*

                               ONE     THREE   YEAR TO  ONE   TWO  THREE FIVE
                             MONTH**  MONTHS** DATE**  YEAR  YEARS YEARS YEARS
     FUND                    -------  -------- ------- ----  ----- ----- -----
Circus Circus Stock Fund....  -11.7    -11.2    -35.3  -35.5 -8.6   0.0  -8.6
Fixed Income Fund...........    0.5      1.5      5.0    6.3  6.2   6.3   6.2
General Common Stock Fund...   -3.3     -3.8     25.1   31.8 27.7  27.2  19.6
U.S. Government Securities
 Fund.......................    1.1      1.7      6.2    6.7  5.8   7.2   5.7
Capital Fund................   -1.8      0.0     17.4   22.2 19.0  19.9  16.2
Small Capitalization Index
 Fund.......................   -4.4      4.8     23.2   31.5 24.6  22.6  19.5
International Growth Fund...   -7.0     -9.5      7.1   13.3 12.1   8.6  12.9

--------
 *Assumes reinvestment of income, dividends and capital gain.
**Not annualized.

  THE INFORMATION INCLUDED CONCERNING THE PLAN'S INVESTMENT OPTIONS IS NOT INTENDED TO CONSTITUTE INVESTMENT ADVISE. THE FACT THAT A PARTICULAR INVESTMENT OPTION IS AVAILABLE TO PARTICIPANTS SHOULD NOT BE CONSTRUED AS A RECOMMENDATION.

  Set forth below is additional information concerning each of the investment options available to Participants under the Plan.

                          I. CIRCUS CIRCUS STOCK FUND

  This Fund (referred to in the Plan as "Fund A") is invested by the Trustee primarily in the Common Stock of the Company, subject to the right of the Trustee to invest this Fund or any part thereof in other investments. The Trustee has discretion as to the timing and manner of purchasing shares. Such purchases may include open-market or privately negotiated transactions. Cash dividends, if any, will be reinvested in this Fund, and any stock dividends or shares issued pursuant to a stock split on the shares held by this Fund will be added to this Fund. The Company has from time to time declared a split of its Common Stock, the most recent such action being a three-for-two split effective at the close of business on July 9, 1993, but has not declared any cash dividends on its Common Stock since it became publicly owned in 1983 and there is no assurance any dividends will be paid on the Company's Common Stock in the future. The Company's current policy is to retain earnings for the operation and expansion of its business. The Company's loan agreement with its bank group contains covenants which have the effect of limiting the amount of dividends the Company may pay on its Common Stock and there is no assurance the Company may not enter into other agreements which impose other restrictions on the payment of dividends.

  Participants investing in this Fund will not have any voting rights with respect to the shares held in this Fund. The voting rights with respect to such shares are vested in the Trustee. Participants who have made Diversification Elections may not direct investments into this Fund with respect to applicable portions of their ESOP Matching Contribution and ESOP Automatic Contribution Accounts.

  THE VALUE OF THIS FUND IS DETERMINED BY THE MARKET PRICE OF THE COMPANY'S COMMON STOCK. AS THE MARKET PRICE OF THE COMMON STOCK FLUCTUATES UP OR DOWN, SO DOES THE VALUE OF A PARTICIPANT'S SHARE OF THIS FUND. AND, COMMISSIONS PAID ON ACCOUNT OF TRANSACTIONS BY THIS FUND ARE NOT PAID BY THE COMPANY BUT ARE CHARGED AGAINST THE ASSETS OF THE FUND. ACCORDINGLY, THE VALUE OF A PARTICIPANT'S SHARE OF THIS FUND COULD BE LESS THAN HIS CONTRIBUTIONS TO THIS FUND. SINCE THIS FUND IS NOT DIVERSIFIED, IT HAS A HIGHER DEGREE OF RISK THAN THE OTHER FUNDS.

  The Company's Common Stock is listed on the New York Stock Exchange and on the Pacific Stock Exchange. The following table sets forth for the calendar quarters shown the low and high sale prices for the Common Stock on the New York Stock Exchange Composite Tape. The last reported sale price of the Common Stock on December 4, 1997 on the New York Stock Exchange Composite Tape was $21 11/16 per share. A PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ENCOURAGED TO OBTAIN CURRENT INFORMATION CONCERNING THE PRICE OF THE COMPANY'S COMMON STOCK. PAST PERFORMANCE IS NO INDICATION OF FUTURE PERFORMANCE.

                                                                  LOW     HIGH
                                                                ------- --------
       1994
       ----
     First Quarter............................................. 30 1/8  40 3/4
     Second Quarter............................................ 20 1/2  32 3/8
     Third Quarter............................................. 21 1/2  28 5/8
     Fourth Quarter............................................ 19 3/4  25
       1995
       ----
     First Quarter............................................. 23 1/2  33 1/8
     Second Quarter............................................ 30      36
     Third Quarter............................................. 27      36 1/8
     Fourth Quarter............................................ 24 3/4  28 5/8
       1996
       ----
     First Quarter............................................. 27 5/8  35 3/8
     Second Quarter............................................ 33 5/8  44 5/8
     Third Quarter............................................. 29 1/8  41
     Fourth Quarter............................................ 31 1/2  37 5/8
       1997
       ----
     First Quarter............................................. 26      36 1/2
     Second Quarter............................................ 23 1/2  29 1/4
     Third Quarter............................................. 21 1/16 26 11/16
     Fourth Quarter (through December 4)....................... 20 1/4  26

  None of the Company's Common Stock purchased for the Circus Circus Stock Fund pursuant to the Plan will be purchased from the Company. Because all of the Company's Common Stock purchased for the Circus Circus Stock Fund pursuant to the Plan will be previously issued and outstanding, the Company will not receive any proceeds on account of any purchase of its Common Stock for the Circus Circus Stock Fund.

  In order to facilitate compliance with Section 16 of the Securities Exchange Act of 1934 (the "1934 Act") and the regulations promulgated thereunder, a Participant in the Plan who is subject to the reporting requirements of Section 16(a) of the 1934 Act (i.e., an "officer" of the Company within the meaning of Rule 16a-1 under the 1934 Act, a director of the Company or the beneficial owner of 10% or more of the issued and outstanding shares of the Company's Common Stock within the meaning of Rule 16a-1(a)(1) under the 1934
Act) is not permitted to invest in the Circus Circus Stock Fund.

                             II. FIXED INCOME FUND

  Amounts allocated to this Fund (referred to in the Plan as "Fund B"), and amounts originally invested in Guaranteed Interest Accounts ("GIAs") which are reinvested in this Fund as GIAs mature, are invested by the Trustee in the Merrill Lynch Retirement Preservation Trust.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST HAS BEEN PROVIDED TO THE COMPANY BY MERRILL LYNCH TRUST COMPANY.

  The Merrill Lynch Retirement Preservation Trust is a collective trust fund whose primary objective is to achieve high current income consistent with preservation of capital and liquidity through a diversified portfolio of guaranteed investments, U.S. Government and U.S. Government Agency securities and money market instruments. Merrill Lynch Trust Company, the trustee of the Merrill Lynch Retirement Preservation Trust, utilizes the services of Merrill Lynch Asset Management as a nondiscretionary investment advisor, but Merrill Lynch Trust Company makes all investment decisions for the Merrill Lynch Retirement Preservation Trust. WHILE THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST INVESTS IN GUARANTEED INVESTMENTS, NEITHER THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST NOR ITS UNITS ARE GUARANTEED.

  Although there can be no assurances that the Merrill Lynch Retirement Preservation Trust's objectives will be achieved, the Merrill Lynch Retirement Preservation Trust seeks to achieve an effective yield that is typically higher than money market fund yields and the yields of sponsor-managed GIC portfolios of comparable duration. The portfolio is also structured to produce yields that are sensitive to market opportunities. The return on this Fund's investment in the Merrill Lynch Retirement Preservation Trust will be a blend of all the rates on each GIC, U.S. Government Agency Obligation and money market instrument in the Merrill Lynch Retirement Preservation Trust's portfolio, less its fees and expenses, during the period of the investment. Since the Merrill Lynch Retirement Preservation Trust will remain in the market to make new investments, the effective rate may change frequently.

  The Merrill Lynch Retirement Preservation Trust invests in GICs (i.e., contracts issued by insurance companies or banks which provide for a return of principal plus interest, either periodically or at maturity), or similar investments which pay a fixed or variable rate of return on an agreed schedule and are benefit responsive (collectively "Guaranteed Investments"). Benefit responsiveness may be provided by the issuer of the Guaranteed Investment or a third party. A maximum of 80% of the Merrill Lynch Retirement Preservation Trust will be invested in Guaranteed Investments and a minimum of 20% of the assets of the Merrill Lynch Retirement Preservation Trust will be invested in money market instruments.

  The Merrill Lynch Retirement Preservation Trust reviews the quality of each issuer's credit at least quarterly and each issuer must be determined to have a AA- or better rating from Standard & Poors Corporation or an Aa3 or better rating from Moody's Investors Service, or be determined to be of comparable quality in order to qualify for investment of Merrill Lynch Retirement Preservation Trust assets. As of October 31, 1997, approximately 27 insurance carriers and approximately 17 banks satisfied the credit criteria for investment of the Merrill Lynch Retirement Preservation Trust's assets.

  There are no voting rights associated with this Fund's investment in the Merrill Lynch Retirement Preservation Trust to which Participants who invest in this Fund or the Trustee are entitled.

  The following information concerning the performance of the Merrill Lynch Retirement Preservation Trust has been provided to the Company on an unaudited basis by Merrill Lynch Trust Company. Past performance is no indication of future performance.

                                           NET ANNUAL EFFECTIVE YIELD(1)(2)(3)
                                         ---------------------------------------
                                          1997    1996    1995    1994    1993
                                         ------- ------- ------- ------- -------
        January.........................   6.05%   5.98%   6.20%   5.54%   6.22%
        February........................   6.58%   6.16%   6.26%   5.99%   6.71%
        March...........................   6.22%   6.15%   6.20%   5.45%   6.18%
        April...........................   6.34%   6.01%   6.21%   5.81%   6.22%
        May.............................   6.33%   6.07%   6.20%   5.79%   6.10%
        June............................   6.39%   6.12%   6.23%   5.21%   6.24%
        July............................   6.28%   6.02%   6.16%   5.85%   5.94%
        August..........................   6.35%   6.19%   6.15%   5.89%   5.99%
        September.......................   6.46%   6.11%   6.19%   5.93%   5.98%
        October.........................   6.43%   6.06%   6.07%   5.98%   5.88%
        November........................    --     6.14%   6.11%   6.09%   6.06%
        December........................    --     6.11%   6.05%   6.19%   5.90%

--------
(1) The net annual effective yield for the period from September 22, 1989 (commencement of operations) through October 31, 1997 was 6.90%.

(2) The yields for 1997 are net of the .20% fee payable to Merrill Lynch Trust Company at the current level of investment by this Fund in the Merrill Lynch Retirement Preservation Trust ($19,700,785 at October 31, 1997), and the yields for prior periods are net of the .30% fee payable for such periods. Such fee, which is not paid by the Company but is charged against the assets of this Fund, is based upon the amount of assets invested by this Fund in the Merrill Lynch Retirement Preservation Trust. Accordingly, such fee may increase or decrease in the future, as described below, depending on subsequent levels of investment by this Fund in the Merrill Lynch Retirement Preservation Trust.

(3) The net annual effective yield assumes that income earned from investments in the Merrill Lynch Retirement Preservation Trust during the applicable period is reinvested and is expressed as an annual percentage rate.

  The following table sets forth certain information provided to the Company by Merrill Lynch Trust Company concerning the fee payable to Merrill Lynch Trust Company, which is not paid by the Company but is charged against the assets of this Fund.

                                                                        ANNUAL
                                                                      PERCENTAGE
   ASSETS(1)                                                           RATE(2)
   ---------                                                          ----------
   $10,000-$100,000..................................................   1.00%
   $100,001-$500,000.................................................    .80%
   $500,001-$1,000,000...............................................    .60%
   $1,000,001-$3,000,000.............................................    .50%
   $3,000,001-$10,000,000............................................    .40%
   $10,000,001-$15,000,000...........................................    .30%
   $15,000,001-$50,000,000...........................................    .20%
   $50,000,001-$100,000,000..........................................    .15%
   $100,000,001-$500,000,000.........................................    .13%

--------
(1) Represents the assets of this Fund projected by the Merrill Lynch Trust Company to be invested in the Merrill Lynch Retirement Preservation Trust during the 12-month period for which the fee is payable. Once established for a 12-month period, the fee will not be adjusted for such period, even if the actual amount of assets is different than the amount projected.
(2) The rate payable on account of this Fund's participation in the Merrill Lynch Retirement Preservation Trust is determined initially as of the date such participation commences and on each subsequent anniversary of such date and, in each case, is applicable to the 12-month period commencing on the applicable determination date. The fee for the 12-month periods of this Fund's participation in the Merrill Lynch Retirement Preservation Trust ending December 31, 1997 and 1998 will be .20% and .20%, respectively.

  Amounts allocated to this Fund prior to the Transfer of Functions Date were invested in GIAs which constitute part of the Custodian's general account. The Custodian's general account is invested principally in privately placed bonds and mortgage loans with maturities that generally parallel the Custodian's guarantees under its GIAs. The Custodian's GIAs offer guaranteed principal and interest for different length guarantee periods ranging from two through seven years, but five year terms were generally selected. All contributions received during the first year (hereinafter referred to as the "Deposit Year") of each guarantee period became part of that year's GIA. Each contribution made during a Deposit Year received the then available guaranteed interest rate for the guarantee period selected by the Plan Administrator, as declared from time to time by the Custodian. At the end of the Deposit Year, the average guaranteed rate (weighted by the size and timing of each deposit) was determined. The average guaranteed rate was then credited and is compounded annually to the account balance for the remaining years of the guarantee period. At the end of each Deposit Year, that GIA was closed and no additional contributions were made to it. At the end of its guarantee period, a GIA matures. At maturity, GIAs are reinvested (without penalty or adjustment) by the Trustee in the Merrill Lynch Retirement Preservation Trust unless the funds are transferred to one or more of the other investment options then available under the Plan in accordance with the terms of the Plan.

  Any transfer out of a GIA prior to the end of its guarantee period (other than for benefit payments at retirement, death, disability, or termination of employment) will be subject to a charge if the guaranteed interest rate for an account with the same guarantee period on the surrender date is greater than the guaranteed interest rate being credited to the GIA from which the transfer is being made. The charge, a percentage of the amount being withdrawn, is the difference between the guaranteed interest rate for new deposits to an account with the same guarantee period and the guaranteed interest rate being credited to the GIA from which the transfer is being made, multiplied by the number of years and fractions (to the nearest day) remaining in the guarantee period of the GIA from which the transfer is being made. If the guaranteed interest rate for new deposits to an account with the same guarantee period is equal to or less than the average credited rate for the GIA from which the transfer is being made, the transfer will involve no charge. If a Participant has more than one GIA and does not specify the GIA from which the transfer is to be made, the transfer will be made proportionally from each of the Participant's GIAs.

                        III. GENERAL COMMON STOCK FUND

  This Fund (referred to in the Plan as "Fund C") is invested by the Trustee in Class E shares of the S&P 500 Index Portfolio (the "Portfolio"), one of the portfolios of SEI Index Funds ("SEI Index Funds"), an open-end management investment company that has diversified portfolios.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE PORTFOLIO IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE CURRENT PROSPECTUS OF SEI INDEX FUNDS, DATED JULY 31, 1997, RELATING TO THE CLASS E SHARES OF THE PORTFOLIO (THE "PORTFOLIO'S 1997 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PORTFOLIO'S 1997 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE SEI INDEX FUNDS FOR THE CLASS E SHARES OF THE PORTFOLIO WHICH HAS BEEN PROVIDED TO THE COMPANY WILL BE PROVIDED TO A PARTICIPANT BY THE COMPANY UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Portfolio seeks to provide investment results that correspond to the aggregate price and dividend performance of the securities in the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") which is comprised of 500 selected common stocks, most of which are listed on the New York Stock Exchange. However, there can be no assurance that the Portfolio will achieve its investment objective.

  The Portfolio's ability to duplicate the performance of the S&P 500 Index will depend to some extent on the size and timing of cashflows into and out of the Portfolio, as well as on the level of the Portfolio's expenses. Over time, the correlation between the performance of the Portfolio and the S&P 500 Index is expected to be over 0.95 according to the Portfolio's 1997 Prospectus. A correlation of 1.00 would indicate perfect correlation. The Portfolio will normally be invested in all of the stocks which comprise the S&P 500 Index, except when changes are made to the S&P 500 Index itself. The Portfolio's policy is to be fully invested in common stocks, and it is expected that cash reserve items would normally be less than 10% of net assets.

  The weightings of stocks in the S&P 500 Index are based on each stock's relative total market value, i.e., market price per share times the number of shares outstanding. Because of this weighting, approximately 50% of the S&P 500 Index is currently composed of stocks of the 50 largest companies in the S&P 500 Index, and the S&P 500 Index currently represents over 65% of the market value of all U.S. common stocks listed on the New York Stock Exchange.

  World Asset Management, the Portfolio's investment adviser (the "Portfolio Adviser"), makes no attempt to "manage" the Portfolio in the traditional sense (i.e., by using economic, financial or market analyses). The adverse financial situation of a company usually will not result in the elimination of a stock from the Portfolio. However, an investment may be removed from the Portfolio if, in the judgment of the Portfolio Adviser, the merit of the investment has been substantially impaired by extraordinary events or financial conditions. Furthermore, administrative adjustments may be made in the Portfolio from time to time because of mergers, changes in the composition of the S&P 500 Index and similar reasons. In certain circumstances, the Portfolio Adviser may exercise discretion in determining whether to exercise warrants or rights issued in respect to portfolio securities or whether to tender portfolio securities pursuant to a tender or exchange offer.

  THE PORTFOLIO IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S CORPORATION ("S&P"). S&P MAKES NO REPRESENTATION OR WARRANTY, IMPLIED OR EXPRESS, REGARDING THE ADVISABILITY OF INVESTING IN INDEX FUNDS OR THE PORTFOLIO OR THE ABILITY OF THE S&P 500 INDEX TO TRACK GENERAL STOCK MARKET PERFORMANCE.

  SEI Fund Management (the "Manager"), provides SEI Index Funds with overall management services, regulatory reporting, all necessary office space, equipment, personnel and facilities, and acts as dividend disbursing agent and shareholder servicing agent. For its management services, the Manager is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .22% of the average daily net assets of the Portfolio. The Manager may from time to time waive all or a portion of its fee in order to limit the operating expenses of the Portfolio. Any such waiver is voluntary and may be terminated at any time in its sole discretion. For the fiscal year ended March 31, 1997, the Portfolio paid management fees, after fee waivers, of .16% of its average daily net assets. The Manager also serves as transfer agent to certain classes of SEI Index Funds.

  The Portfolio Adviser serves as investment adviser to the Portfolio. Under the terms of an Advisory Agreement, the Portfolio Adviser provides certain record keeping and management services in connection with the Portfolio, including monitoring the indexing systems and determining which securities to purchase and sell in order to keep the Portfolio in balance with the S&P 500 Index. The Portfolio Adviser is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .03% of the average daily net assets of the Portfolio. For the fiscal year ended March 31, 1997, the Portfolio paid to the Portfolio Adviser an advisory fee of .03% of the Portfolio's average daily net assets.

  SEI Investments Distribution Co. (the "Portfolio Distributor"), a wholly-owned subsidiary of SEI Investments Company, serves as the Portfolio's distributor pursuant to a distribution agreement (the "Distribution Agreement") with SEI Index Funds. The Portfolio has adopted a shareholder servicing plan for the Portfolio's Class E shares (the "Portfolio Servicing Plan") under which the Portfolio Distributor is entitled to receive a shareholder servicing fee of up to .25% of average daily net assets attributable to the Portfolio's Class E shares. Under the Portfolio Servicing Plan, the Portfolio Distributor may perform, or may compensate other service providers for performing, specified shareholder and administration services. Under the Portfolio

Servicing Plan, the Portfolio Distributor may retain as a profit any difference between the fee it receives and the amount it pays to third parties.

  The following table sets forth certain information taken from the Portfolio's 1997 Prospectus concerning the Portfolio's annual operating expenses for its Class E shares expressed as a percentage of average net assets.

       EXPENSES (1)                                                       AMOUNT
       ------------                                                       ------
   Management/Advisory Fees (After Fee Waiver) (2)................          .19 %
   12b-1 Fees.....................................................         None
   Total Other Expenses...........................................          .06 %
    Shareholder Servicing Expenses (After Fee Waiver)(3).......... 0.00 %
                                                                           ----
   Total Operating Expenses (After Fee Waivers) (4)...............          .25 %
                                                                           ====

--------
(1) These expenses are not paid by the Company but are charged against the assets of the Portfolio.

(2) The Manager has waived, on a voluntary basis, a portion of its fee, and the management/advisory fees shown reflect this voluntary waiver. The Manager reserves the right to terminate its waiver at any time in its sole discretion. Absent such fee waiver, management/advisory fees would be .25%.

(3) The Portfolio Distributor has waived, on a voluntary basis, all of its shareholder servicing fee, and the Shareholder Servicing Expenses shown reflect this waiver. The Portfolio Distributor reserves the right to terminate its waiver at any time in its sole discretion. Absent such waiver, Shareholder Servicing Expenses would be .25% for the Portfolio.

(4) Absent fee waivers, total operating expenses for the Portfolio would be .55%. Additional information may be found under "The Adviser" and "The Manager" in the Portfolio's 1997 Prospectus.

EXAMPLE:

                                               1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                               ------ ------- ------- --------
An investor in the Portfolio would pay the
 following expenses on a $1,000 investment
 assuming (1) 5% annual return and
 (2) redemption at the end of each time
 period....................................... $3.00   $8.00  $14.00   $32.00

  THE EXAMPLE, WHICH IS TAKEN FROM THE PORTFOLIO'S 1997 PROSPECTUS, SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. THE PURPOSE OF THE EXPENSE TABLE AND EXAMPLE IS TO ASSIST THE INVESTOR IN UNDERSTANDING THE VARIOUS COSTS AND EXPENSES THAT MAY BE DIRECTLY OR INDIRECTLY BORNE BY INVESTORS IN THE CLASS E SHARES OF THE PORTFOLIO. ADDITIONAL INFORMATION MAY BE FOUND UNDER THE HEADINGS "THE MANAGER," "THE ADVISER" AND "DISTRIBUTION AND SHAREHOLDER SERVICING" IN THE PORTFOLIO'S 1997 PROSPECTUS.

  The following table sets forth financial highlights taken from the Portfolio's 1997 Prospectus. This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in the Statement of Additional Information referred to on the cover page of the Portfolio's 1997 Prospectus. Past performance is no indication of future performance.

FOR A CLASS E SHARE OUTSTANDING THROUGHOUT THE PERIOD

                                           YEAR ENDED MARCH 31,
                               ------------------------------------------------
                                 1997      1996      1995      1994      1993
                               --------  --------  --------  --------  --------
Net Asset Value, Beginning of
 Period......................  $  20.88  $  16.40  $  15.07  $  15.80  $  14.17
                               --------  --------  --------  --------  --------
Income from Investment
 Operations:
  Net Investment Income(1)...      0.46      0.44      0.42      0.43      0.40
  Net Realized and Unrealized
   Gain (Loss) on
   Investments...............      3.54      4.72      1.79     (0.22)     1.69
                               --------  --------  --------  --------  --------
    Total from Investment
   Operations................      4.00      5.16      2.21      0.21      2.09
                               --------  --------  --------  --------  --------
Less Distributions:
  Dividends from Net
   Investment Income.........     (0.45)    (0.37)    (0.42)    (0.42)    (0.40)
  Distributions from Capital
   Gains.....................     (0.33)    (0.31)    (0.46)    (0.52)    (0.06)
  Returns of Capital.........        --        --        --        --        --
                               --------  --------  --------  --------  --------
    Total Distributions......     (0.78)    (0.68)    (0.88)    (0.94)    (0.46)
                               --------  --------  --------  --------  --------
  Net Asset Value, End of
   Period....................  $  24.10  $  20.88  $  16.40  $  15.07  $  15.80
                               --------  --------  --------  --------  --------
  Total Return...............     19.46%    31.88%    15.26%     1.19%    14.97%
                               --------  --------  --------  --------  --------
Net Assets, End of Period
 (000).......................  $835,889  $630,566  $458,012  $424,647  $675,484
                               ========  ========  ========  ========  ========
Ratios and Supplemental Data
  Ratio of Expenses to
   Average Net Assets........      0.25%     0.25%     0.25%     0.25%     0.25%
  Ratio of Expenses to
   Average Net Assets
   (Excluding Fee Waivers)...      0.54%     0.35%     0.35%     0.33%     0.35%
  Ratio of Net Investment
   Income to Average
   Net Assets................      2.03%     2.31%     2.69%     2.57%     2.75%
  Ratio of Net Investment
   Income to Average
   Net Assets (Excluding Fee
   Waivers)..................      1.74%     2.21%     2.59%     2.49%     2.65%
  Portfolio Turnover Rate....      2.00%     3.00%     4.00%    23.00%     1.00%
  Average Commission Rate
   (1).......................  $  .0197       n/a       n/a       n/a       n/a

--------
(1) Average commission rate paid per share for security purchases and sales during the period. Presentation of the rate is only required for fiscal years beginning after September 1, 1995.

  Participants investing in this Fund will not have any voting rights with respect to the interest in the Portfolio held in this Fund. The voting rights with respect to such interest are vested in the Trustee.

                      IV. U.S. GOVERNMENT SECURITIES FUND

  This Fund (referred to in the Plan as "Fund D") is invested by the Trustee in institutional shares of Federated U.S. Government Securities Fund: 2-5 years (the "U.S. Fund"), an open-end management investment company (a mutual fund) investing in U.S. Government securities with remaining maturities of five years or less.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE U.S. FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE U.S. FUND'S PROSPECTUS DATED MARCH 31, 1997 (THE "U.S. FUND 1997 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE U.S. FUND 1997 PROSPECTUS.

ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS RELATING TO THE INSTITUTIONAL SHARES OF THE U.S. FUND WHICH HAS BEEN PROVIDED TO THE COMPANY WILL BE PROVIDED TO A PARTICIPANT BY THE COMPANY UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The investment objective of the U.S. Fund is to provide current income. According to the U.S. Fund 1997 Prospectus, the U.S. Fund pursues this investment objective by investing in U.S. government securities with remaining maturities of five years or less. According to the U.S. Fund 1997 Prospectus, as a matter of operating policy, which may be changed without approval of the U.S. Fund's shareholders, the dollar-weighted average maturity of the U.S. Fund's portfolio will not be less than two years nor more than five years. While there is no assurance that the U.S. Fund will achieve its investment objective, it endeavors to do so by following the investment policies described in the U.S. Fund 1997 Prospectus. THE U.S. FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF ANY BANK, ARE NOT ENDORSED OR GUARANTEED BY ANY BANK, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER GOVERNMENT AGENCY. U.S. Fund shares are currently sold and redeemed at their net asset value without a sales charge imposed by the U.S. Fund.

  The following table sets forth selected per share data and ratios for the shares of the U.S. Fund which appears in the U.S. Fund 1997 Prospectus. This information (which is presented for an institutional share outstanding throughout each period) should be read in conjunction with the financial statements of the U.S. Fund included in the U.S. Fund 1997 Prospectus. Past performance is no indication of future performance.

                                         YEAR ENDED JANUARY 31,
                              -------------------------------------------------
                                1997      1996      1995       1994      1993
                              --------  --------  --------   --------  --------
NET ASSET VALUE, BEGINNING
 OF PERIOD..................  $  10.74  $  10.11  $  10.78   $  10.61  $  10.25
Income from investment
 operations
 Net investment income......      0.57      0.64      0.54       0.46      0.57
 Net realized and unrealized
  gain (loss) on
  investments...............     (0.26)     0.63     (0.67)      0.17      0.36
                              --------  --------  --------   --------  --------
 Total from investment
  operations................      0.31      1.27     (0.13)      0.63      0.93
Less distributions
 Distributions from net
  investment income.........     (0.57)    (0.64)    (0.54)     (0.46)    (0.57)
 Distributions from net
  realized gain on
  investments ..............     --        --        --         --        --
                              --------  --------  --------   --------  --------
Total distributions.........     (0.57)    (0.64)    (0.54)     (0.46)    (0.57)
                              --------  --------  --------   --------  --------
NET ASSET VALUE, END OF
 PERIOD.....................  $  10.48  $  10.74  $  10.11   $  10.78  $  10.61
                              ========  ========  ========   ========  ========
Total return(a).............      3.01%    12.86%    (1.18)%     6.07%     9.37%
Ratios to average net assets
 Expenses...................      0.54%     0.54%     0.54%      0.52%     0.50%
 Net investment income......      5.42%     6.07%     5.16%      4.30%     5.52%
 Expense
  waiver/reimbursement(b)...      0.26%     0.25%     0.02%        --        --
Supplemental data
 Net assets, end of period
  (000 omitted).............  $782,056  $871,966  $731,280   $951,528  $845,620
 Portfolio turnover.........        99%      117%      163%       131%       85%

--------
(a) Based on net asset value, which does not reflect the sales charges or contingent deferred sales charge, if applicable.
(b) This voluntary expense decrease is reflected in both the expense and net investment income ratios shown above.

  The following table sets forth for the U.S. Fund's institutional shares certain information from the U.S. Fund 1997 Prospectus concerning applicable shareholder transaction expenses and annual operating expenses of the U.S. Fund. Such expenses are not paid by the Company but are charged against the assets of the U.S. Fund.

                                                                        CHARGE
   SHAREHOLDER TRANSACTION EXPENSES:                                    ------
    Maximum Sales Charge Imposed on Purchases
     (as a percentage of offering price).........................        None
    Maximum Sales Charge Imposed on Reinvested
     Dividends (as a percentage of offering price)...............        None
    Contingent Deferred Sales Charge (as a percentage of
     original purchase price or redemption
     proceeds, as applicable)....................................        None
    Redemption Fee (as a percentage of amount
     redeemed, if applicable)....................................        None
    Exchange Fee.................................................        None
   ANNUAL OPERATING EXPENSES (AS A PERCENTAGE OF AVERAGE NET AS-
    SETS):
    Management Fee (after waiver)(1).............................        0.39%
    12b-1 Fee....................................................        None
    Total Other Expenses.........................................        0.15%
     Shareholder Services Fee (after waiver)(2).................. 0.00%
                                                                         ----
   Total Operating Expenses(3)...................................        0.54%
                                                                         ====

--------
(1) The management fee has been reduced to reflect the voluntary waiver of a portion of the management fee. The adviser can terminate this voluntary waiver at any time at its sole discretion. The maximum management fee is 0.40%.
(2) The shareholder services fee has been reduced to reflect the voluntary waiver of the shareholder services fee. The shareholder service provider can terminate this voluntary waiver at any time at its sole discretion. The maximum shareholder services fee is 0.25%.
(3) The total operating expenses would have been 0.80% absent the voluntary waivers of a portion of the management fee and the shareholder services fee.

  THE PURPOSE OF THE FOREGOING TABLE, WHICH IS TAKEN FROM THE U.S. FUND 1997 PROSPECTUS, IS TO ASSIST AN INVESTOR IN UNDERSTANDING THE VARIOUS COSTS AND EXPENSES THAT A SHAREHOLDER OF THE INSTITUTIONAL SHARES OF THE U.S. FUND WILL BEAR, EITHER DIRECTLY OR INDIRECTLY. FOR MORE COMPLETE DESCRIPTIONS OF THE VARIOUS COSTS AND EXPENSES, SEE THE INFORMATION APPEARING UNDER THE HEADINGS "TRUST INFORMATION" AND "INVESTING IN INSTITUTIONAL SHARES" IN THE U.S. FUND 1997 PROSPECTUS.

EXAMPLE:

                                               1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                               ------ ------- ------- --------
You would pay the following expenses on a
 $1,000 investment, assuming (1) 5% annual
 return and (2) redemption at the end of each
 time period..................................   $6     $17     $30     $68

  THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

  Investment decisions for the U.S. Fund are made by Federated Management, the U.S. Fund's investment adviser, subject to direction by the U.S. Fund's Board of Trustees. Federated Management, a subsidiary of Federated Investors, continually conducts investment research and supervision for the U.S. Fund and is responsible for the purchase and sale of portfolio instruments, for which it receives an annual fee from the U.S. Fund. Federated Management receives an annual investment advisory fee equal to 0.40% of the U.S. Fund's average daily net assets. For additional information concerning the U.S. Fund's investment adviser, reference is made to the U.S. Fund 1997 Prospectus.

  Federated Services Company, a subsidiary of Federated Investors, provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate the U.S. Fund. Federated Services Company provides these at an annual rate, which relates to the average aggregate daily net assets of all funds advised by subsidiaries of Federated Investors ("Federated Funds"), as specified below:

                                  AVERAGE AGGREGATE DAILY
            MAXIMUM             NET ASSETS OF THE FEDERATED
       ADMINISTRATIVE FEE                  FUNDS
       ------------------   -----------------------------------
             .15%                on the first $250 million
             .125%               on the next $250 million
             .10%                on the next $250 million
             .075%          on assets in excess of $750 million

The administrative fee received during any fiscal year shall be at least $125,000 per portfolio and $30,000 per each additional class of shares. Federated Services Company may choose voluntarily to waive a portion of its fee.

   The U.S. Fund has entered into a Shareholder Services Agreement with Federated Shareholder Services, a subsidiary of Federated Investors, under which the U.S. Fund may make payments up to 0.25% of the average daily net asset value of the institutional shares, computed at an annual rate, to obtain certain personal services for shareholders and to maintain shareholder accounts. From time to time and for such periods as deemed appropriate, the amount stated above may be reduced voluntarily. Under the Shareholder Services Agreement, Federated Shareholder Services will either perform shareholder services directly or will select financial institutions to perform shareholder services. Financial institutions will receive fees based upon shares owned by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid will be determined from time to time by the U.S. Fund and Federated Shareholder Services.

  Participants investing in this Fund will not have any voting rights with respect to the interest in the U.S. Fund held in this Fund. The voting rights with respect to such interest are vested in the Trustee.

                                V. CAPITAL FUND

  This Fund (referred to in the Plan as "Fund E") is invested by the Trustee in Class A shares of Merrill Lynch Capital Fund, Inc. (the "Capital Fund").

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE CAPITAL FUND IS A SUMMARY OF INFORMATION CONTAINED IN THE CAPITAL FUND'S PROSPECTUS DATED JULY 21, 1997 (THE "CAPITAL FUND 1997 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CAPITAL FUND 1997 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE CAPITAL FUND WHICH HAS BEEN PROVIDED TO THE COMPANY WILL BE PROVIDED TO A PARTICIPANT BY THE COMPANY UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Capital Fund seeks to achieve the highest total investment return consistent with prudent risk through a fully managed investment policy utilizing equity, debt (including money market) and convertible securities. This approach permits management of the Capital Fund to vary investment policy based on its evaluation of changes in economic and market trends. Total investment return is the aggregate of income and capital value changes. Consistent with this policy, the Capital Fund's portfolio may, at any given time, be invested substantially in equity securities, corporate bonds or money market securities. It is the expectation of the Capital Fund's management that, over longer periods, a major portion of the Capital Fund's portfolio will consist of equity securities of larger market capitalization, quality companies. Since January 1, 1974, the portion of the Capital

Fund's portfolio invested in equity securities has ranged from approximately 43% to 98% with the balance being invested in corporate bonds, money market securities, government bonds and mortgage-backed securities. On March 31, 1997, approximately 55% of the Capital Fund's portfolio was invested in equity securities. There can be no assurance that the Capital Fund's investment objective will be achieved.

  The following table sets forth selected per share data for the Class A shares of the Capital Fund taken from the Capital Fund 1997 Prospectus. This information should be read in conjunction with the financial statements of the Capital Fund included in the Statement of Additional Information referred to on the cover page of the Capital Fund 1997 Prospectus. Past performance is no indication of future performance.

                                       FOR THE YEAR ENDED MARCH 31,
                          ----------------------------------------------------------
                           1997 (1)      1996        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------
INCREASE (DECREASE) IN
 NET ASSET VALUE:
PER SHARE OPERATING PER-
 FORMANCE:
Net asset value, begin-
 ning of year...........  $    30.90  $    27.74  $    27.46  $    27.89  $    26.90
                          ----------  ----------  ----------  ----------  ----------
  Investment income--
 net....................        1.25        1.21        1.01         .97         .87
  Realized and
    unrealized gain
    (loss) on
    investments and
    foreign currency
    transactions--net...        2.43        5.41        1.77         .50        1.99
                          ----------  ----------  ----------  ----------  ----------
Total from investment
 operations.............        3.68        6.62        2.78        1.47        2.86
                          ----------  ----------  ----------  ----------  ----------
Less dividends and dis-
 tributions:
  Investment income--
 net....................       (1.25)      (1.16)       (.94)       (.95)       (.87)
  Realized gain on in-
 vestments--net.........       (1.94)      (2.30)      (1.56)       (.95)      (1.00)
                          ----------  ----------  ----------  ----------  ----------
Total dividends and dis-
 tributions.............       (3.19)      (3.46)      (2.50)      (1.90)      (1.87)
                          ----------  ----------  ----------  ----------  ----------
Net asset value, end of
 year...................  $    31.39  $    30.90  $    27.74  $    27.46  $    27.89
                          ==========  ==========  ==========  ==========  ==========
TOTAL INVESTMENT RETURN
 (2):
Based on net asset value
 per share..............       12.62%      24.50%      10.95%       5.39%      11.33%
                          ==========  ==========  ==========  ==========  ==========
RATIOS TO AVERAGE NET
 ASSETS:
Expenses................         .55%        .56%        .57%        .53%        .55%
                          ==========  ==========  ==========  ==========  ==========
Investment income--net..        3.99%       4.09%       3.81%       3.52%       3.56%
                          ==========  ==========  ==========  ==========  ==========
SUPPLEMENTAL DATA:
Net assets, end of year
 (in thousands).........  $3,291,219  $3,225,758  $2,507,767  $2,237,492  $2,056,023
                          ==========  ==========  ==========  ==========  ==========
Portfolio turnover......          47%         84%         89%         86%         55%
                          ==========  ==========  ==========  ==========  ==========
Average commission rate
 paid (3)...............  $    .0432  $    .0382         --          --          --
                          ==========  ==========  ==========  ==========  ==========

--------
(1) Based on average shares outstanding during the year.
(2) Total investment returns exclude the effect of sales loads.
(3) For fiscal years beginning on or after September 1, 1995, the Capital Fund is required to disclose its average commission rate per share for purchases and sales of equity securities. The "Average commission rate paid" includes commissions paid in foreign currencies, which have been converted into U.S. dollars using the prevailing exchange rate on the date of the transaction. Such conversions may significantly affect the rate shown.

  The Capital Fund offers four classes of shares which may be purchased at a price equal to the next determined net asset value per share, plus, in the case of Class A shares (the Class invested in by this Fund), a sales charge imposed at the time of purchase (the "Class A shares"). Each Class A share and each share of the Capital Fund's other classes of shares represents an identical interest in the investment portfolio of the Capital Fund and has the same rights, except that Class B, Class C and Class D shares bear the expenses of the ongoing account maintenance fees and Class B and Class C shares bear the expenses of the ongoing distribution fees and the additional incremental transfer agency costs resulting from a deferred sales charge arrangement. The contingent deferred sales charges, distribution and account maintenance fees that are imposed on Class B and Class C shares, as well as the account maintenance fees that are imposed on the Class D shares, are imposed directly against those classes and not against all assets of the Capital Fund and, accordingly, such charges do not affect the net asset value of the Class
A shares. ALL OF THIS FUND'S INVESTMENT IN THE CAPITAL FUND WILL BE
EXCLUSIVELY IN CLASS A SHARES. The aforementioned sales charge generally applicable to the purchase of Class A shares has been waived for purchases by this Fund so that the purchase price paid for each Class A share acquired by this Fund is the Capital Fund's per share net asset value at the time of the purchase. However, purchases of $1,000,000 or more of Class A shares that are not subject to an initial sales charge may instead be subject to a contingent deferred sales charge of 1.0% of amounts redeemed within the first year after purchase.

  Participants investing in this Fund will not have any voting right with respect to the interest in the Capital Fund held by this Fund. The voting rights with respect to such interest are vested in the Trustee.

  The following table sets forth certain information from the Capital Fund 1997 Prospectus concerning the sales arrangements and other nonrecurring and recurring expenses of the Capital Fund applicable to Class A shares. Such expenses are not paid by the Company but are charged against the assets of the Capital Fund.

                                                                       CHARGE
                                                                       ------
   SHAREHOLDER TRANSACTION EXPENSES:
    Sales Charge Imposed on Purchases (as a percentage of offer-
     ing price)..................................................       None(1)
    Sales Charge Imposed on Dividend Reinvestments...............       None
    Deferred Sales Charge (as a percentage of original purchase price or
     redemption proceeds, whichever is lower)....................       None(2)
    Exchange Fee.................................................       None
   ANNUAL FUND OPERATING EXPENSES (AS A PERCENTAGE OF AVERAGE NET
    ASSETS):
    Investment Advisory Fees.....................................       0.40%
    12b-1 Fees:
     Account Maintenance Fee.....................................       None
     Distribution Fees...........................................       None
    Other Expenses:
     Custodial Fees..............................................       0.01%
     Shareholder Servicing Costs.................................       0.13%
     Other.......................................................       0.01%
                                                                        ----
       Total Other Expenses......................................       0.15%
                                                                        ----
   TOTAL FUND OPERATING EXPENSES.................................       0.55%
                                                                        ====

--------
(1) This charge (at a maximum rate of 5.25% based on a percentage of offering price) has been waived for purchases by this Fund.

(2) Class A shares are not subject to a contingent deferred sales charge ("CDSC"), except that certain purchases of $1,000,000 or more that are not subject to an initial sales charge may instead be subject to a CDSC of 1.0% of amounts redeemed within the first year after purchase.

EXAMPLE:

                                                  CUMULATIVE EXPENSES PAID FOR
                                                          THE PERIOD OF
                                                 -------------------------------
                                                 1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                 ------ ------- ------- --------
This Fund would pay the following expenses on a
 $1,000 investment in the Capital Fund based on
 the aforementioned waiver of any front-end
 sales charge for Class A shares acquired by
 this Fund and assuming (1) a total operating
 expense ratio of 0.55% for Class A shares, (2)
 a 5% annual return throughout the periods and
 (3) redemption at the end of the period.......  $5.50  $16.50  $29.50   $65.50
This Fund would pay the following expenses on
 the same $1,000 investment assuming no
 redemption at the end of the period...........  $5.50  $16.50  $29.50   $65.50

  THE FOREGOING FEE TABLE (WHICH IS BASED ON A FEE TABLE IN THE CAPITAL FUND 1997 PROSPECTUS, AS ADJUSTED TO ELIMINATE THE MAXIMUM $52.50 FRONT-END SALES CHARGE WAIVED WITH RESPECT TO THIS FUND'S PURCHASE OF CLASS A SHARES) IS INTENDED TO ASSIST INVESTORS IN UNDERSTANDING THE COSTS AND EXPENSES THAT A SHAREHOLDER IN THE CAPITAL FUND WILL BEAR DIRECTLY OR INDIRECTLY. THE EXAMPLE SET FORTH ABOVE ASSUMES REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS AND UTILIZES A 5% ANNUAL RATE OF RETURN AS MANDATED BY SECURITIES AND EXCHANGE COMMISSION REGULATIONS. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN, AND ACTUAL EXPENSES OR ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR PURPOSES OF THE EXAMPLE.

  Merrill Lynch Asset Management, L.P. (the "Investment Adviser"), owned and controlled by Merrill Lynch & Co., Inc., a financial services holding company and the parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as the investment adviser for the Capital Fund and provides the Capital Fund with management and investment advisory services. Achieving the Capital Fund's investment objective depends on informed decisions to buy, sell or hold particular securities. Subject to the direction of the Capital Fund's Board of Directors, the Investment Adviser has created a comprehensive management system that sets objectives and establishes a framework for the selection of particular securities and the distribution of assets. The system appraises economic and other forces affecting securities markets and industries, and assesses short- and long-term prospects. The Investment Adviser regularly reviews the research and analysis of other brokerage firms with which the Capital Fund does business.

  The Capital Fund pays the Investment Adviser a monthly fee based on the average daily value of the Capital Fund's net assets at the annual rates of:
0.50% of that portion of average daily net assets not exceeding $250 million; 0.45% of that portion of average daily net assets exceeding $250 million but not exceeding $300 million; 0.425% of that portion of average daily net assets exceeding $300 million but not exceeding $400 million; and 0.40% of that portion of average daily net assets exceeding $400 million. For the fiscal year ended March 31, 1997, the Investment Adviser earned a fee of $37,585,806 (based upon average net assets of approximately $9.3 billion) and the effective fee rate was 0.40%.

  The Investment Adviser is responsible for placing the Capital Fund's brokerage business and for negotiating prices, commissions and the charges for other services. The Investment Adviser is not restricted in its choice of brokers or dealers. According to the Capital Fund 1997 Prospectus, the Investment Adviser seeks the most favorable rates and services from any number of brokers and dealers, including Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  The Capital Fund pays certain expenses incurred in the operation of the Capital Fund including, among others, taxes, expenses for legal and auditing services, costs of printing proxies and stock certificates, charges of the custodian and transfer agent, expenses of redemption, brokerage costs, Securities and Exchange Commission fees, all expenses of shareholders' and Directors' meetings and certain of the expenses of printing prospectuses, statements of additional information and reports to shareholders. For the fiscal year ended March 31, 1997, the ratio of total expenses to average net assets for the Class A shares was 0.55%.

  Merrill Lynch Financial Data Services, Inc. ("FDS"), which is a subsidiary of Merrill Lynch & Co., Inc., acts as the Capital Fund's transfer agent pursuant to a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement (the "Transfer Agency Agreement"). Pursuant to the Transfer Agency Agreement, FDS is responsible for the issuance, transfer and redemption of shares and the opening and maintenance of shareholder accounts. Pursuant to the Transfer Agency Agreement, the Capital Fund pays FDS a fee of up to $11.00 per Class A or Class D account and up to $14.00 per Class B or Class C account and FDS is entitled to reimbursement from the Capital Fund for certain transaction charges and out-of-pocket expenses incurred by it under the Transfer Agency Agreement. For the fiscal year ended March 31, 1997, the Capital Fund paid FDS $13,044,649.

                      VI. SMALL CAPITALIZATION INDEX FUND

  This Fund (referred to in the Plan as "Fund F") is invested by the Trustee in the Investor Shares of the Small Capitalization Stock Portfolio (the "Small Cap Fund"), one of the diversified mutual fund portfolios of Vanguard Index Trust ("Vanguard Index Trust"), an open-end investment company.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE SMALL CAP FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE CURRENT PROSPECTUS OF VANGUARD INDEX TRUST, DATED MARCH 28, 1997 RELATING TO THE INVESTOR SHARES OF THE SMALL CAP FUND AND FIVE UNRELATED INDEX FUNDS (THE "SMALL CAP FUND 1997 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SMALL CAP FUND 1997 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE VANGUARD INDEX TRUST FOR THE INVESTOR SHARES OF THE SMALL CAP FUND WHICH HAS BEEN PROVIDED TO THE COMPANY WILL BE PROVIDED TO A PARTICIPANT BY THE COMPANY UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Small Cap Fund seeks to match the performance of the Russell 2000 Index (the "Russell 2000 Index"), which is made up of stocks of small, generally unseasoned U.S. companies. However, there can be no assurance that the Small Cap Fund will achieve its investment objective. An index fund such as the Small Cap Fund has operating expenses while a market index such as the Russell 2000 Index does not. Therefore, the Small Cap Fund--while expected to track the Russell 2000 Index as closely as possible--will not be able to match the performance of such index exactly.

  The Small Cap Fund employs a "passively" managed investment--or index-- approach to create a mix of securities that will match the performance of the Russell 2000 Index. Using a sophisticated computer program, the Small Cap Fund selects stocks that will recreate the Russell 2000 Index in terms of industry, size, and other characteristics (such as projected earnings, financial strength and debt). As of December 31, 1996, the Small Cap Fund held 1,500 of approximately 1,900 stocks in the Russell 2000 Index and, as of such date, the top ten holdings for the Small Cap Fund represented 2% of its total net assets.

  Historically, the small-cap stocks of the Russell 2000 Index (the target index for the Small Cap Fund) have been more volatile than--and at times have performed quite differently from--the large-cap stocks of the S&P 500 Index. This is due to several factors, including less-certain growth and dividend prospects for smaller companies.

  Although the Small Cap Fund seeks to invest for the long term, it retains the right to sell securities regardless of how long they have been held. Generally, a passively managed fund such as the Small Cap Fund sells securities only to respond to redemption requests or to adjust the number of shares held to reflect a change in the portfolio's target index. The turnover rate for the Small Cap Fund averages 27% over the past five years. (A turnover rate of 100% would occur, for example, if a portfolio sold and replaced securities valued at 100% of its total net assets within a one-year period.)

  To reduce risk and maintain diversification, the Small Cap Fund has adopted limits on some of its investment policies. Specifically, the Small Cap Fund will not: (i) invest more than 25% of its assets in any one industry; (ii) borrow money in an amount that is more than 15% of its assets, and (iii) with respect to 75% of its assets, will not (A) invest more than 5% in the outstanding securities of any one company; or (B) buy more than 10% of the outstanding voting securities of any company. These limitations are fundamental and may be changed only by approval of a majority of the Small Cap Fund's shareholders.

  THE SMALL CAP FUND IS NEITHER SPONSORED BY NOR AFFILIATED WITH THE FRANK RUSSELL COMPANY. FRANK RUSSELL'S ONLY RELATIONSHIP TO THE SMALL CAP FUND IS THE LICENSING OF THE USE OF THE RUSSELL 2000 SMALL STOCK INDEX. FRANK RUSSELL COMPANY IS THE OWNER OF THE TRADEMARKS AND COPYRIGHTS RELATING TO THE RUSSELL INDEXES.

  The following table sets forth selected per share data and ratios for the Investor Shares of the Small Cap Fund. Results prior to January 31, 1994 are for the former Vanguard Small Capitalization Stock Fund. This information, which has been taken from the Small Cap Fund 1997 Prospectus, should be read in conjunction with the financial statements and notes thereto incorporated by reference in the Small Cap Fund 1997 Prospectus. Past performance is no indication of future performance.

                                                      OCT. 1,     YEAR ENDED
                                          FEB. 1 TO   1993 TO    SEPTEMBER 30,
                                          DEC. 31,    JAN. 31,   --------------
                           1996    1995     1994        1994      1993    1992
                          ------  ------  ---------   --------   ------  ------
Net Asset Value, Begin-
 ning of Period.........  $18.61  $14.99   $16.24      $16.23    $12.63  $12.03
                          ------  ------   ------      ------    ------  ------
Investment Operations
  Net Investment Income
   (Loss)...............     .26     .24      .20         .05       .20     .19
  Net Realized and
   Unrealized Gain
   (Loss) on
   Investments..........    3.07    4.06     (.86)        .96      3.73     .88
                          ------  ------   ------      ------    ------  ------
    Total from
     Investment
     Operations.........    3.33    4.30     (.66)       1.01      3.93    1.07
                          ------  ------   ------      ------    ------  ------
Distributions
  Dividends from Net
   Investment Income....    (.27)   (.23)    (.22)       (.18)     (.18)   (.18)
  Distributions from
   Realized Capital
   Gains................   (1.44)   (.45)    (.37)       (.82)     (.15)   (.29)
                          ------  ------   ------      ------    ------  ------
    Total
     Distributions......   (1.71)   (.68)    (.59)      (1.00)     (.33)   (.47)
                          ------  ------   ------      ------    ------  ------
Net Asset Value, End of
 Period.................  $20.23  $18.61   $14.99      $16.24    $16.23  $12.63
                          ======  ======   ======      ======    ======  ======
Total Return*...........   18.12%  28.74%   (4.00)%      6.65%    31.60%   9.34%
                          ======  ======   ======      ======    ======  ======
Ratios/Supplemental Data
Net Assets, End of Pe-
 riod (Millions)........  $1,713  $  971   $  605      $  533    $  432  $  202
Ratio of Expenses to
 Average Net Assets.....    0.25%   0.25%    0.17%**     0.18%**   0.18%   0.18%
Ratio of Net Investment
 Income (Loss) to
 Average Net Assets.....    1.51%   1.58%    1.50%**     1.16%**   1.47%   1.65%
Small Cap Fund Turnover
 Rate...................      28%     28%      25%          5%       26%     26%
Average Commission Rate
 Paid...................  $.0245     N/A      N/A         N/A       N/A     N/A

--------
 * Total return figures do not reflect the 1% transaction fee on purchases or the $10 annual account maintenance fee discussed below.
**  Annualized.

  Vanguard Index Trust is a member of The Vanguard Group ("Vanguard Group"), a family of more than 30 investment companies with more than 90 distinct investment portfolios and total net assets of more than $250 billion. All of the Vanguard Group's funds, including the Small Cap Fund, share in the expenses associated with business operations, such as personnel, office space, equipment and advertising.

  Vanguard Group also provides marketing services to the funds. Although shareholders do not pay sales commissions or 12b-1 marketing fees, each fund, including the Small Cap Fund, pays its allocated share of the Vanguard Group's costs.

  Vanguard Core Management Group ("Vanguard Management") provides advisory services on an at-cost basis to the Vanguard Group's funds. For the year ended December 31, 1996, the Small Cap Fund paid $29,000 in investment advisory expenses.

  The Vanguard Group is authorized to choose brokers or dealers to handle the purchase and sale of the Small Cap Fund's securities, and is directed to get the best available price and most favorable execution from these brokers with respect to all transactions. However, Vanguard Management will not pay higher commissions specifically for the purpose of obtaining research services. The Small Cap Fund may direct Vanguard Management to use a particular broker for certain transactions in exchange for commission rebates or research services provided to it.

  The following table sets forth information from the Small Cap Fund 1997 Prospectus. The expenses are for the fiscal year ended December 31, 1996.

   SHAREHOLDER TRANSACTION EXPENSES
     Sales Load Imposed on Purchases.................................... None
     Transaction Fee on Purchases....................................... 0.5%(1)
     Sales Load Imposed on Reinvested Dividends......................... None
     Redemption Fees.................................................... None
     Exchange Fees...................................................... None
   ANNUAL FUND OPERATING EXPENSES
     Management and Administrative Expenses(2).......................... 0.21%
     Investment Advisory Fees........................................... None
     12b-1 Fees......................................................... None
     Other Expenses
       Distribution Costs............................................... 0.02
       Miscellaneous Expenses........................................... 0.02
                                                                         ----
     Total Other Expenses............................................... 0.04
                                                                         ----
     Total Operating Expenses........................................... 0.25%
                                                                         ====

--------
(1) The transaction fee is deducted from all purchases (including exchanges from other Vanguard funds) but not from reinvested dividends and capital gains.
(2) In addition to these costs, the Small Cap Fund assesses an annual account maintenance fee of $10. This fee will be waived for shareholders with an account balance of $10,000 or more. For this purpose, the Plan's entire investment in the Small Cap Fund ($1,695,251 at December 2, 1997) constitutes the investment of a single shareholder.

EXAMPLE:

  The following example illustrates the hypothetical expenses that an investor in the Small Cap Fund would incur on a $1,000 investment over various time periods, assuming (1) a 5% annual rate of return and (2) redemption at the end of each period. The example does not include the $10 annual fee payable on accounts of less than $10,000. As noted in the table above, the Vanguard Index Trust charges no redemption fees of any kind.

           1 YEAR              3 YEARS                       5 YEARS                       10 YEARS
           ------              -------                       -------                       --------
            $8                   $13                           $19                           $37

  THIS EXAMPLE WHICH IS TAKEN FROM THE SMALL CAP FUND 1997 PROSPECTUS, SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR PERFORMANCE. ACTUAL EXPENSES MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

  Participants investing in this Fund will not have any voting right with respect to the interest in the Small Cap Fund held by this Fund. The voting rights with respect to such interest are vested in the Trustee.

                        VII. INTERNATIONAL GROWTH FUND

  This Fund (referred to in the Plan as "Fund G") is invested by the Trustee in the Scudder International Fund (the "Scudder Fund"), a series of Scudder International Fund, Inc., an open-end management investment company ("SIFI").

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE SCUDDER FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE SCUDDER FUND'S PROSPECTUS DATED AUGUST 1, 1997 (THE "SCUDDER FUND

1997 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SCUDDER FUND 1997 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE SCUDDER FUND WHICH HAS BEEN PROVIDED TO THE COMPANY WILL BE PROVIDED TO A PARTICIPANT BY THE COMPANY UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Scudder Fund seeks long-term growth of capital primarily through a diversified portfolio of marketable foreign equity securities selected primarily to permit the Scudder Fund to participate in non-United States companies and economies with prospects for growth. The Scudder Fund invests in companies, wherever organized, which do business primarily outside the United States. The Scudder Fund intends to diversify investments among several countries and to have represented in its portfolio, in substantial proportions, business activities in not less than three different countries. The Scudder Fund does not intend to concentrate investments in any particular industry.

  According to the Scudder Fund 1997 Prospectus, investments in foreign securities involve special considerations due to limited information, higher brokerage costs, different accounting standards, thinner trading markets as compared to domestic markets and the likely impact of foreign taxes on the income from securities. They may also entail other risks, such as the possibility of one or more of the following: imposition of dividend or interest withholding or confiscatory taxes; currency blockages or transfer restrictions; expropriation, nationalization or other adverse political or economic developments; less government supervision and regulation of securities exchanges, brokers and listed companies; and the difficulty of enforcing obligations in other countries. Purchases of foreign securities are usually made in foreign currencies and, as a result, the Scudder Fund may incur currency conversion costs and may be affected favorably or unfavorably by changes in the value of foreign currencies against the U.S. dollar. Further, it may be more difficult for the Scudder Fund's agents to keep currently informed about corporate actions which may affect the prices of portfolio securities. Communications between the U.S. and foreign countries may be less reliable than within the U.S., increasing the risk of delayed settlements of portfolio transactions or loss of certificates for portfolio securities. The Scudder Fund's ability and decisions to purchase and sell portfolio securities may be affected by laws or regulations relating to the convertibility and repatriation of assets.

  The following table sets forth certain information taken from the Scudder Fund 1997 Prospectus concerning the Scudder Fund's shareholder transaction expenses and its annual operating expenses expressed as a percentage of its average daily net assets for the fiscal year ended March 31, 1997.

   SHAREHOLDER TRANSACTION EXPENSES: Expenses charged directly to individual accounts in the Scudder Fund for various transactions.
     Sales commissions to purchase shares (sales load)................  NONE
     Commissions to reinvest dividends................................  NONE
     Redemption fees..................................................  NONE*
     Fees to exchange shares..........................................  NONE
   ANNUAL FUND OPERATING EXPENSES: Expenses paid by the Scudder Fund before it distributes its net investment income, expressed as a percentage of its average daily net assets for the fiscal year ended March 31, 1997.
     Investment management fee........................................ 0.82%
     12b-1 fees.......................................................  NONE
     Other expenses................................................... 0.33%
                                                                       -----
     Total Scudder Fund operating expenses............................ 1.15%
                                                                       =====

--------
* A $5 wire service fee is charged when redemption proceeds are paid by wire at the redeeming shareholder's request.

EXAMPLE

                                             1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                             ------ ------- ------- --------
Based on the level of total Scudder Fund
 operating expenses listed above, the total
 expenses relating to a $1,000 investment,
 assuming a 5% annual return and redemption
 at the end of each period, are as follows.
 Investors do not pay these expenses
 directly; they are paid by the Scudder
 Fund before it distributes its net
 investment income to shareholders.........   $12     $37     $63     $140

  ACCORDING TO THE SCUDDER FUND 1997 PROSPECTUS, THE FOREGOING EXAMPLE ASSUMES REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS AND THAT THE PERCENTAGE AMOUNTS LISTED UNDER "ANNUAL FUND OPERATING EXPENSES" REMAIN THE SAME EACH YEAR. THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR RETURN. ACTUAL SCUDDER FUND EXPENSES AND RETURN VARY FROM YEAR TO YEAR AND MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

  The following table includes selected data for a share of the Scudder Fund outstanding throughout each period (based on monthly average shares outstanding during the period) and other performance information derived from the audited financial statements of the Scudder Fund. If you would like more detailed information concerning the Scudder Fund's performance, a complete listing of its portfolio and audited financial statements are available in the Scudder Fund's Annual Report dated March 31, 1997. Past performance is no indication of future performance.

                                              YEARS ENDED MARCH 31,
                                        --------------------------------------
                                         1997    1996    1995    1994    1993
                                        ------  ------  ------  ------  ------
Net asset value, beginning of period... $45.71  $39.72  $42.96  $35.69  $34.36
                                        ------  ------  ------  ------  ------
Income from investment operations:
  Net investment income................    .30     .38     .21     .31     .38
  Net realized and unrealized gain
   (loss) on investment transactions...   4.53    7.19   (1.03)   7.74    2.64
                                        ------  ------  ------  ------  ------
Total from investment operations.......   4.83    7.57    (.82)   8.05    3.02
                                        ------  ------  ------  ------  ------
Less distributions:
  From net investment income...........  (1.28)   (.40)    --     (.63)   (.83)
  In excess of net investment income...    --      --      --     (.06)    --
  From net realized gains on investment
   transactions........................  (1.19)  (1.18)  (2.42)   (.09)   (.86)
                                        ------  ------  ------  ------  ------
Total distributions....................  (2.47)  (1.58)  (2.42)   (.78)  (1.69)
                                        ------  ------  ------  ------  ------
Net asset value, end of period......... $48.07  $45.71  $39.72  $42.96  $35.69
                                        ======  ======  ======  ======  ======
TOTAL RETURN (%).......................  10.74   19.25   (2.02)  22.69    9.12
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period ($
 millions).............................  2,583   2,515   2,192   2,198   1,180
Ratio of operating expenses to average
 net assets (%)........................   1.15    1.14    1.19    1.21    1.26
Ratio of net investment income to
 average net assets (%)................    .64     .86     .48     .75    1.13
Portfolio turnover rate (%)............   35.8    45.2    46.3    39.9    29.2
Average commission rate paid*.......... $.0002     --      --      --      --

--------
* Average commission rate paid per share of common and preferred stocks is calculated for fiscal years ending on or after March 31, 1997.

  According to the Scudder Fund 1997 Prospectus, the Scudder Fund is designed for long-term investors who can accept international investment risk. The dollar value of the Scudder Fund's portfolio securities fluctuates with changes in market and economic conditions abroad and with changes in relative currency values. Changes in the Scudder Fund's share price may not be related to changes in the U.S. stock and bond markets. As with any long-term investment, the value of shares of the Scudder Fund when sold may be higher or lower than when purchased. For additional information concerning risks of international investment, see "Risk Factors" in the Scudder Fund 1997 Prospectus.

  Set forth below is additional information from the Scudder Fund 1997 Prospectus concerning the performance of the Scudder Fund. Performance figures are historical and all total return calculations assume reinvestment of capital gains and income distributions. THE INVESTMENT RETURN AND PRINCIPAL VALUE OF THE SCUDDER FUND'S SHARES REPRESENT PAST PERFORMANCE AND WILL VARY DUE TO MARKET CONDITIONS, AND THE SHARES MAY BE WORTH MORE OR LESS AT REDEMPTION THAN AT ORIGINAL PURCHASE.

ANNUAL CAPITAL CHANGES--PAST TEN YEARS*

     YEARS ENDED      NET ASSET                    CAPITAL GAINS
      MARCH 31,      VALUE/SHARE     DIVIDENDS     DISTRIBUTIONS     CAPITAL CHANGE
     -----------     -----------     ---------     -------------     --------------
        1987           $44.05            --              --                 --
        1988            33.43          $0.82           $9.39             - 2.45%
        1989            34.79           0.13            3.06             +13.91
        1990            37.00           0.43            3.15             +15.81
        1991            34.69           0.74            1.98             - 0.67
        1992            34.36             --            0.40             - 0.95
        1993            35.69           0.83            0.86             + 6.53
        1994            42.96           0.69            0.09             +21.59
        1995            39.72             --            2.42             - 2.02
        1996            45.71           0.40            1.18             +18.19
        1997            48.07           1.28            1.19              +7.84

GROWTH OF A $10,000 INVESTMENT

                                                          TOTAL RETURN
      YEARS ENDED         VALUE OF INITIAL        ----------------------------------
     MARCH 31, 1997      $10,000 INVESTMENT       AVERAGE ANNUAL       CUMULATIVE
     --------------      ------------------       --------------       ----------
        One Year              $11,074                +10.74%             +10.74%
       Five Years             $17,322                +11.61%             +73.22%
       Ten Years              $23,456                 +8.90%            +134.56%

--------
* For definition of "capital change," see "Distribution and performance information" in the Scudder Fund 1997 Prospectus.

  The Scudder Fund retains the investment management firm of Scudder, Stevens & Clark, Inc., a Delaware corporation (the "Scudder Fund Adviser"), to manage the Scudder Fund's daily investment and business affairs subject to the policies established by the SIFI's Board of Directors. Such Board has overall responsibility for the management of the Scudder Fund under Maryland law. The Scudder Fund Adviser receives an investment management fee for these services. For the fiscal year ended March 31, 1997, the Scudder Fund Adviser received an investment management fee of 0.82% of the Scudder Fund's average daily net assets. As of September 5, 1996, the Scudder Fund paid the Scudder Fund Adviser an annual fee of 0.90% of the first $500 million of average daily net assets; 0.85% of the next $500 million of such assets; 0.80% of the next $1 billion of such assets; 0.75% of such assets in excess of $2 billion and 0.70% of such assets in excess of $3 billion. Prior to September 5, 1996, the rate applicable to net assets in excess of $3 billion was 0.75%. The fee is payable monthly, provided that the Scudder Fund will make such interim payments as may be requested by the Scudder Fund Adviser not to exceed 75% of the amount of the fee then accrued on the books of the Scudder Fund and unpaid. According to the Scudder Fund 1997 Prospectus, the fee is higher than that charged by many funds which invest primarily in U.S. securities but not necessarily higher than the fees charged to funds with investment objectives similar to that of the Scudder Fund. All the Scudder Fund's expenses are paid out of its gross investment income. Shareholders pay no direct charges or fees for investment services.

  Participants investing in this Fund will not have any voting rights with respect to the interest in the Scudder Fund held by this Fund. The voting rights with respect to such interest are vested in the Trustee.

                               ----------------

AVAILABILITY OF ADDITIONAL INFORMATION CONCERNING INVESTMENT OPTIONS

  A Participant or a Participant's beneficiary will be provided, upon request, the following information, which will be based on the latest information available to the Plan:

    (i) A description of the annual operating expenses of each designated investment alternative (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to Participants and beneficiaries, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

    (ii) Copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the Plan, to the extent such information is provided to the Plan;

    (iii) A list of the assets comprising the portfolio of each designated investment alternative which constitute Plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset (or the proportion of the investment alternative which it comprises), and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

    (iv) Information concerning the value of shares or units in designated investment alternatives available to Participants and beneficiaries under the Plan, as well as the past and current investment performance of such alternatives, determined, net of expenses, on a reasonable and consistent basis; and

    (v) Information concerning the value of shares or units in designated investment alternatives held in the account of the Participant or beneficiary.

The information described above may be obtained by a Participant or a beneficiary upon his or her request, which should be directed to Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410).

VALUATION OF THE FUNDS

  As of the last day of each calendar month and such other dates as the Plan Administrator may designate from time to time (the "Valuation Date"), the Custodian and the Trustee will determine the "net worth" of the respective investment Funds in their custody. Interim Valuation Dates no more frequently than weekly may be used for purposes of facilitating hardship withdrawals. The "net worth" of an investment Fund as of any Valuation Date is equal to the "adjusted net worth" of the assets of such investment Fund as of such Valuation Date, as determined by the Custodian or Trustee, as the case may be, and reported to the Plan Administrator, including withdrawals, distributions and transfers chargeable to such investment Fund which have been incurred but not yet paid as of such Valuation Date. The Account of each Participant is adjusted upward or downward as of each Valuation Date in proportion to the amounts credited to the respective Accounts of all of the Participants that are invested in each of such Funds so that the sum of the amounts credited to the Accounts of all of the Participants that are invested in each such Fund will be equal to the "adjusted net worth" of that Fund and so that the sum of the Accounts of all of the Participants will be equal to the "adjusted net worth" of the investment Funds.

VESTING

  A participant will be 100% vested in all amounts allocated to his Savings Contribution Account or his Rollover Contribution Account at all times.

  If a Participant first worked as an Eligible Employee before July 3, 1989, he will be 100% vested in all amounts allocated to his other Accounts at all times, provided he entered the Plan by December 31, 1992. If he first worked as an eligible Employee on or after July 3, 1989, or if he enters the Plan after December 31, 1992, the vested portion of his Matching Contribution Account, Automatic Contribution Account, ESOP Matching

Contributions, ESOP Automatic Contributions and any Discretionary
Contributions, as well as the earnings thereon, will be determined under the following schedule based upon the Participant's total number of Years of Vesting Service as of the date his eligible service terminates:

            NUMBER OF
     YEARS OF VESTING SERVICE                                           VESTED
     ------------------------                                          INTEREST
                                                                       --------
     Less than 3......................................................     0%
     3................................................................    25%
     4................................................................    50%
     5................................................................    75%
     6 or more........................................................   100%

  However, a Participant will be 100% vested in all of his accounts upon reaching his Normal Retirement Date.

  The vested portion of a Participant's Account will be available for payment after the end of the calendar quarter in which his employment terminates. See "Benefits Under the Plan," below. Any non-vested portion will be forfeited at the time the vested benefits are paid, or, if earlier, at the time the Participant has incurred five consecutive One Year Breaks in Service.

  Forfeitures during any Plan Year, to the extent not needed to restore the Forfeitures of returning Participants who have "bought back" their prior Forfeitures, will be reallocated to other Participants as additional Automatic Contributions. See "Contributions," above.

  If a Participant who has incurred a Forfeiture returns to work after incurring five consecutive One Year Breaks in Service, the Forfeiture cannot be reclaimed for any reason.

  If a Participant returns before incurring five consecutive One Year Breaks in Service, then:

    --If the Participant did not receive his vested benefits, his entire
       Account will remain intact, and he will not incur a Forfeiture.

    --If the vested benefits were paid to the Participant, he will have incurred a Forfeiture, but he has the right to "buy back" his Forfeiture by paying back to the Trustee the full amount of the prior distribution, generally within five years after the date he returns to employment.

WITHDRAWALS ON ACCOUNT OF HARDSHIP

  An Employee who has been a Participant in the Plan for at least 18 months may request a distribution from his Account of his Savings Contributions, plus earnings credited directly to those contributions prior to January 1, 1989, for reasons of a "hardship," as defined in the Plan, as determined in the Plan Administrator's discretion exercised in a uniform and nondiscriminatory manner. In exercising its discretion, the Plan Administrator will request a detailed financial statement from the Participant explaining his need for the funds and available access to funds from other sources.

  "Hardship" may include expenses for (a) the purchase of a Participant's primary residence (excluding mortgage payments), (b) payment of tuition for the next 12 months of post-secondary education of the Participant, his spouse, children, or other dependents, (c) payments needed to prevent the Participant's eviction from or foreclosure on the mortgage on his principal residence, and (d) medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Section 152 of the Code) or that are necessary in order to permit the Participant or dependent to obtain medical care.

  A distribution based on financial hardship may not exceed the amount required to meet the immediate financial needs created by the hardship and not reasonably available from the Participant's other resources, nor may such a distribution be in an amount less than $1,000.

  The Plan Administrator has the discretion to determine whether the requirements for a hardship withdrawal have been met. The Plan Administrator must deny any request for a financial hardship withdrawal that does not meet those requirements. The Plan requires that the Plan Administrator strictly construe the application of facts to the "hardship" definition.

  The amount of funds withdrawn by a Participant will be charged against the Participant's Account.

WITHDRAWALS AFTER AGE 59 1/2

  A Participant who is fully vested in his Account balance and has attained the age of 59 1/2 may request a withdrawal, which will be paid to the qualifying Participant in a single lump sum payment.

DIVERSIFICATION ELECTION

  During the Diversification Election Period a qualifying Participant may (subject to the minimum amounts specified in the Plan) make a Diversification Election by directing the Trustee in writing as to the investment of a portion of his ESOP Matching Contribution Account and ESOP Automatic Contribution Account through the sale of Employer Securities attributable to the amount to be diversified.

  Such a Participant may elect, within 90 days after the close of the first Plan Year in the Diversification Election Period, to diversify an amount not exceeding 25% of the balance of his ESOP Matching and ESOP Automatic Accounts, determined as of the last day of such Plan Year. Within 90 days after the close of the second, third, fourth and fifth Plan Years in the Diversification Election Period, such a Participant may elect to diversify the ESOP Matching and ESOP Automatic Contribution Accounts, determined as of the last day of such Plan Year, and the amount with respect to which diversification was previously elected. In the last Plan Year of the Diversification Election Period, the Participant may elect to diversify the difference between 50% of the balance of his ESOP Matching and ESOP Automatic Contribution Accounts, determined as of the last day of such Plan Year, and the amount with respect to which diversification was previously elected.

  The Trustee may offer Employer Securities being sold pursuant to a Diversification Election to the Company or its affiliates or in the organized trading market. The terms of any such offer to the Company or its affiliates will require that such entities purchase the Employer Securities at fair market value, as determined at the time of acquisition of the Employer Securities, without the payment of any sales commissions. The proceeds of diversification sales are required to be invested in one or more of the investment options (other than the Circus Circus Stock Fund) then available under the Plan in the proportions elected by the Participant.

BENEFITS UNDER THE PLAN

  Retirement Benefit. A Participant will be entitled to full retirement benefits under the Plan upon such Participant's attaining the age of 65 years or, if later, the date on which he completes five full years of participation in the Plan. Until a Participant reaches the age of 70 1/2 or actually retires from the employ of the Employer, generally no retirement benefits will be payable to him, and he will continue to be treated in all respects as a Participant. Upon retirement of a Participant or his reaching age 70 1/2, such Participant is entitled to a retirement benefit in an amount equal to 100% of the balance in his Account as of the Valuation Date concurring with or next following the date of his retirement.

  For calendar years beginning before January 1, 1997, a Participant will be required to begin receiving payment of his vested retirement benefit, whether or not he has retired, no later than the first April 1 following the end of the calendar year in which he attains age 70 1/2. For calendar years beginning after December 31, 1996, however, payments must generally be made no later than the first April 1 following the end of the calendar year in which he attains age 70 1/2 or retires, whichever is later. Thereafter, additional distributions will be made to him from his Account in amounts determined under Section 401(a)(9) of the Code, not later than December 31 of each year, until his entire vested Account balance has been distributed to him.

  Severance of Employment Benefit. A Participant whose employment with the Employer is terminated for reasons other than retirement or death will be entitled to a severance of employment benefit in an amount equal to the vested portion of his Account as of the Valuation Date concurring with or next following the date on which such termination of employment occurs.

  Death Benefit. If a Participant dies, his beneficiary will be entitled to a death benefit in an amount equal to 100% of the balance in his Account as of the Valuation Date immediately preceding or concurring with the date of his death. Each Participant may designate a beneficiary to receive his death benefit, and may change or revoke any such designation. Each designation or revocation must be in writing and filed with the Plan Administrator on forms prescribed by the Plan Administrator.

  If a Participant dies without designating a beneficiary or beneficiaries, or if any such designation is legally ineffective, or if such beneficiary or beneficiaries do not survive the Participant, then the Participant's death benefit will be paid to his estate. However, if no personal representative is appointed for the Participant's estate, then his next of kin under the laws of descent and distribution in the state where he resided at the time of his death will be deemed to be his beneficiary or beneficiaries.

  Notwithstanding the foregoing, if the Participant is married as of the date of his death, the Participant's surviving spouse will be his sole beneficiary, and will receive the full amount of his death benefit unless the spouse consents to, or has consented to, the Participant's designation of another beneficiary. Any such consent to the designation of another beneficiary must be in writing, must acknowledge the effect of the consent, must be witnessed by a Plan representative or by a notary public, and will be effective only with respect to that spouse.

  To the extent permitted by Internal Revenue Service Rules, any death benefit payable to a minor child will generally be held until the child has reached the age of majority unless a legal guardian is appointed for the child.

  Deferred Benefit. A Participant or beneficiary who is eligible to receive a benefit under the Plan, but who does not receive the benefit on the Valuation Date as of which it is determined, will continue to have his Account held and invested under the Plan, where it will continue to share in the earnings and losses of the trust fund and separately invested Funds in which it is invested.

  Payment of Benefits. The benefit to which a Participant is entitled will be paid to him (or, in the case of a death benefit, will be paid to his beneficiary or beneficiaries) in a lump sum, as soon as practicable after the Valuation Date that coincides with or immediately follows the Participant's retirement, disability, severance of employment or death, as the case may be. No distribution may be made of the benefit of any Participant prior to his Normal Retirement Date unless the value of his benefit does not exceed $3,500 ($5,000 for distributions after December 31, 1997), or unless the Participant consents to the distribution. In any event, for Plan Years beginning before January 1997, retirement or disability benefits must begin no later than the April 1 of the year immediately following the calendar year in which the Participant reaches age 70 1/2. For calendar years beginning after December 31, 1996, however, payments must generally be made no later than the first April 1 following the end of the calendar year in which he attains age 70 1/2 or retires, whichever is later.

  Any benefits attributable to a Participant's ESOP Matching Contribution Account and ESOP Automatic Contribution Account (except as invested pursuant to a Diversification Election) will be paid to the Participant (or, if applicable, his beneficiary or beneficiaries), to the extent possible, in whole units of Employer Securities. Fractional interests will be paid in cash based on the market price of the Employer Securities at the distribution date.

  Any other benefits payable under the Plan may be paid to the Participant (or, if applicable, his beneficiary or beneficiaries) in cash or in kind.

  Under certain circumstances, set forth in detail in the Plan, if Employer Securities distributed to a Participant or beneficiary are not then listed on a national securities exchange or quoted by a national securities association, the Participant or beneficiary will have an option to put any of the units of such Employer Securities to the Company.

VOTING AND OTHER RIGHTS

  As the owner of record of the Employer Securities held under the terms of the Plan, the Trustee exercises any and all voting and other rights with respect to such securities. However, a Participant may direct the Trustee regarding the exercise of such rights for the Employer Securities (including fractional shares) allocated to his ESOP Matching Contribution Account and ESOP Automatic Contribution Account.

  If possible, the Trustee will notify each Participant at least 30 days before the date upon which any voting or other rights are to be exercised, and will provide each Participant with copies of all information distributed to the security holders of record by the Employer regarding the exercise of such rights. However, if the notice received by the Trustee, as stockholder of record, makes it impossible for the Trustee to give the Participants 30 days notice, the Trustee will notify the Participants regarding the exercise of such rights as soon as practicable after it receives the information.

  Under the terms of the Plan, if the Trustee receives no direction regarding exercise of voting or other rights with respect to Employer Securities allocated to a Participant's ESOP Matching Contribution Account and ESOP Automatic Contribution Account, the Trustee will exercise such rights in the manner it deems appropriate.

  Notwithstanding the provisions of the Plan relating to the voting of allocated shares, it is also possible that ERISA requirements might be interpreted, in limited situations, to require the Trustee to make an independent decision regarding the voting of allocated shares even when instructions are received from Participants.

  Any voting and other rights with respect to Employer Securities (including fractional shares) held by the Trustee that are allocated to any ESOP loan suspense account or to the Circus Circus Stock Fund are exercised by the Trustee at its sole discretion.

  Any voting rights with respect to securities representing investments of the Plan in investment options other than the Circus Circus Stock Fund are vested in the Trustee.

DIVIDENDS

  Cash dividends paid for any Plan Year with respect to Employer Securities (including fractional shares) allocated to the Participant's ESOP Matching Contribution Account and ESOP Automatic Contribution Account will be paid, if the Company so directs, to the Participants to whom they are allocated.

  Any such cash dividends which are not distributed to Participants will be retained by the Trustee and allocated in the same manner as other income of the ESOP Fund.

  Stock Dividends paid with respect to Employer Securities (including fractional shares) allocated to each Participant's ESOP Matching Contribution Account and ESOP Automatic Contribution Account will be retained by the Trustee and allocated in the same manner as other income of the ESOP Fund.

ASSIGNMENT; LIENS

  A Participant or his beneficiary may not alienate, sell, transfer, assign, pledge, encumber or charge his interest in the Plan. No interest in the Plan may be attached or subjected to other legal process except to the extent provided in the Plan or as may be required by law. Pursuant to the Retirement Equity Act of 1984 amending Section 401(a)(13) of the Code, a "qualified domestic relations order" will not be treated as an illegal assignment or attachment. Detailed procedures regarding the administration of such orders are set forth in the Plan's Summary Plan Description, which is available on request from the Corporate Director--Human Resources. Also, an Internal Revenue Service levy on an Account is not considered an illegal assignment or attachment.

AMENDMENT AND TERMINATION

  The Company anticipates that the Plan will continue indefinitely as a qualified plan under the Code, but reserves the right to terminate the Plan at any time by action of the Board of Directors of the Company or to amend the Plan by action of the Company's Board of Directors. However, such an amendment or termination cannot transfer assets of the Plan for purposes other than for the exclusive benefit of Participants and their beneficiaries, and cannot cause or permit any assets of the Plan, its Trusts or Contracts to revert to or become the property of the Company except in the case of a contribution made to the Plan under a mistake of fact or in the case of a contribution disallowed as a deduction under the Code with respect to the Company.

REFERENCE TO THE PLAN

  The above summary of the Plan and the Agreement of Trust does not purport to be complete and is subject in all respects to the provisions of the Plan and the Agreement of Trust, copies of which are available from the Company on request and which have been filed with the Securities and Exchange Commission and are included or incorporated by reference as exhibits to the Company's Registration Statement (SEC File No. 33-18278).

                              FEDERAL TAX ASPECTS

  The Company has obtained from the Internal Revenue Service a favorable determination letter that the Plan, including the cash or deferred arrangements under Section 401(k) of the Code and the ESOP features under
Section 4975(e)(7) of the Code, constitutes a qualified profit sharing plan under Section 401(a) of the Code and a qualified ESOP under Section 4975(e)(7) of the Code, and that the Trust is exempt from Federal income tax under
Section 501(a) of the Code. So long as the Code requirements continue to be met, the amounts contributed by the Company on behalf of a Participant will be deductible by the Company for Federal income tax purposes and amounts contributed by the Company as Savings Contributions on behalf of a Participant who has executed a salary reduction agreement will be excluded from the Participant's gross income. Contributions made on a Participant's behalf and the income and appreciation on Employer contributions will not be subject to income tax while held in the Trust Fund and will not be includable in the Participant's taxable income until distributed to him.

  If an amount in a Participant's Account is withdrawn, the amount withdrawn will be taxable to him as ordinary income (except for certain lump sum distributions made after a member has attained age 59 1/2). Any withdrawal prior to age 59 1/2 will also be subject to a 10% excise tax unless an exemption from such excise tax is applicable. If a Participant rolls the distribution over into an IRA or another eligible qualified plan, the excise tax will not be imposed on the portion of the distribution that is rolled over. The excise tax also will not be imposed if the Participant is over age 59 1/2 when the distribution is received, or if he is over age 55 and has retired. Any distribution made after the death of the Participant is exempt from the 10% excise tax regardless of the age of the Participant. Also, any distribution to a spouse, former spouse, child or other dependent of the Participant pursuant to a qualified domestic relations order will be exempt from the excise tax.

  Upon distribution of a Participant's entire Account in a lump sum by reason of his death or other termination of employment, or after his attainment of age 59 1/2, the distribution will constitute taxable (ordinary) income to the Participant which may qualify for special five-year forward income averaging if the Participant has been a Participant in the Plan for five or more taxable years. The availability of the election to be taxed under the five-year forward income averaging provision is subject to a number of limitations including the limitations that the election be made only once, that it be made only after attaining age 59 1/2 and that it be made no later than

December 31, 1999. Certain Participants who attained the age of 50 before January 1, 1986, whether or not they have reached age 59 1/2 at the time of distribution, may elect to be taxed under either ten-year forward income averaging, as in effect immediately before the adoption of the Tax Reform Act of 1986, or five-year forward averaging.

  If a Participant, or an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a Participant, receives a qualifying rollover distribution from the Plan, he may transfer, on or before the 60th day after the day on which he receives such distribution, all or part of the distribution to: (i) another exempt employees' trust which is part of a "qualified" plan for Federal income tax purposes, (ii) an "annuity" plan described in Section 403(a) of the Code, or (iii) an "individual retirement account," or an "individual retirement annuity" as such terms are described in the Code, and thereby avoid current taxation of the portion of the distribution so transferred. Moreover, if the spouse of a Participant receives a qualifying rollover distribution by reason of the Participant's death, the spouse may transfer, within the period described in the preceding sentence, all or a portion of such distribution to an "individual retirement plan" and thereby avoid current taxation on the portion of the distribution so transferred. Any lump sum distribution from the Plan to a Participant, to the surviving spouse of a Participant, or to an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a Participant, will be a qualifying rollover distribution. A hardship withdrawal will also constitute a qualifying rollover distribution, although any intent of the Participant to roll the money over to an IRA may be inconsistent with the requirements for receipt of the distribution. A minimum distribution that is required to be paid at age 70 1/2 or retirement is not a qualifying rollover distribution, and may not be rolled over to an IRA.

  If a Participant, or an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a Participant, is to receive a qualifying rollover distribution, he may direct the Trustee to transfer the amount to be distributed directly to: (i) another exempt employees' trust which is part of a "qualified" plan for Federal income tax purposes, (ii) an "annuity" plan described in Section 403(a) of the Code, or (iii) an "individual retirement account" or an "individual retirement annuity," as such terms are described in the Code. If he does not elect such a transfer, the Trustee must withhold 20% of the amount of the distribution to be applied toward his Federal income tax obligation. In that case, the Participant or alternate payee may still roll the entire amount of his distribution over to another plan or an IRA, but the withholding cannot be waived and he will have to use other funds to complete the rollover.

  Similarly, if the surviving spouse of a deceased Participant, is to receive a qualifying rollover distribution, he may direct the Trustee to transfer the amount to be distributed directly to an "individual retirement account" or an "individual retirement annuity," as such terms are described in the Code. In the absence of a direct transfer election, the same 20% withholding requirement will apply.

  The Plan Administrator will notify all eligible Participants, surviving spouses and alternate payees who are spouses or former spouses of Participants of their rights to elect a direct transfer and the procedures for doing so.

  With respect to Federal estate tax, distributions under the Plan made as a result of the death of a Participant or former Participant will generally be included in determining the taxable amount of the Participant's estate. However, amounts payable to the deceased Participant's spouse may be eligible for the Federal estate tax marital deduction. For Federal income tax purposes, amounts distributed to the beneficiary or estate of a Participant will be treated in substantially the same way as if distributed to a Participant after termination of employment.

  The foregoing description of tax effects is intended to be general in nature, and is based on interpretations of present Federal statutory and regulatory authority which may be subject to change. Each Participant or beneficiary should discuss specific questions with his own tax adviser or attorney. In addition, there may be tax considerations under foreign, state and local laws applicable to Participants.

  Any material changes in the tax effects of participation in the Plan will be described in a Supplement to this Prospectus.

                       APPLICABLE REQUIREMENTS OF ERISA

  The Plan is a "defined contribution plan" as described in Section 3(34) of ERISA. As such, the Plan is subject to the applicable provisions set forth in
Part 1 (Reporting and Disclosure), Part 2 (Participation and Vesting), Part 4 (Fiduciary Responsibility) and Part 5 (Administration and Enforcement) of Subtitle B of Title I of ERISA which relate to employee pension benefit plans which are defined contribution plans.

  The Plan is not subject to Part 3 (Funding) of Subtitle B of Title I of ERISA nor is it subject to any of the provisions of Title IV of ERISA. Those portions of ERISA pertain to "money purchase plans" and "defined benefit plans."

            AMENDMENTS AND OTHER CHANGES AFFECTING THIS PROSPECTUS

  After the date hereof, the Plan may from time to time be amended and certain other changes in respect of the Plan, such as changes in applicable law, may also occur. Any such amendments or changes that are material for purposes of this Prospectus will be reflected in a Supplement to this Prospectus.

                            REPORTS OF THE COMPANY

  The Company's Quarterly and Annual Reports to Stockholders, proxy soliciting material and other communications distributed to the Company's stockholders generally will be provided to all Participants of the Plan whether or not such Participants are stockholders of the Company. If a Participant does not for some reason receive a copy of any of such reports, material or other communications, he may obtain copies of the same which the Company will provide promptly without charge upon written or oral request made to the Company's Corporate Director--Human Resources in the manner described under "Incorporation of Certain Documents by Reference."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission are incorporated in this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997;

    (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997 and July 31, 1997, respectively;

    (c) The description of the Common Stock contained in the Company's Form 8-A Registration Statement declared effective by the Commission on October 25, 1983, and any amendments or reports filed for the purpose of updating such description;

    (d) The description of the Company's Common Stock Purchase Rights contained in the Company's Form 8-A Registration Statement declared effective by the Commission on August 12, 1994, and any amendments or reports filed for the purpose of updating such description;

    (e) The Plan's Annual Report on Form 11-K for the year ended December 31, 1996 and Amendment No. 1 thereto on Form 11-K/A dated June 27, 1997; and

    (f) All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Copies of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates), and copies of any other documents to which a Participant is entitled as described in this Prospectus, are available to any Participant receiving a copy of this Prospectus upon written or oral request. Such request should be directed to Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410). See "Additional Information."

                                LEGAL OPINIONS

  The validity of the participation interests in the Plan has been passed upon by the firm of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, Las Vegas, Nevada. Certain legal matters relating to compliance of the Plan with the requirements of ERISA have been passed upon by the firm of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., Tampa, Florida.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, the Plan's financial statements included in Amendment No. 1 on Form 11-K/A to its Annual Report on Form 11-K for the fiscal year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

  Future consolidated financial statements of the Company and financial statements of the Plan and the reports thereon of Arthur Andersen LLP also will be incorporated by reference herein in reliance upon the authority of that firm as experts in giving those reports to the extent that firm has audited those consolidated financial statements and consented to the use of their reports thereon.

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 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-TIONS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information ....................................................   2
General Information .......................................................   2
Definitions ...............................................................   3
The Plan ..................................................................   8
  General .................................................................   8
  Purpose .................................................................   8
  Administration ..........................................................   8
  Eligibility .............................................................   9
  Participation in the Plan ...............................................  10
  Contributions ...........................................................  10
  Rollover Contributions ..................................................  12
  Limitations on Contributions ............................................  12
  Change of Contributions .................................................  13
  Accounts ................................................................  14
  Investment of Contributions .............................................  14
  Description of Investment Options........................................  16
  Availability of Additional Information Concerning Investment Options.....  37
  Valuation of the Funds ..................................................  37
  Vesting .................................................................  37
  Withdrawals on Account of Hardship ......................................  38
  Withdrawals After Age 59 1/2 ............................................  39
  Diversification Election ................................................  39
  Benefits Under the Plan .................................................  39
  Voting and Other Rights .................................................  41
  Dividends ...............................................................  41
  Assignment; Liens .......................................................  41
  Amendment and Termination ...............................................  42
  Reference to the Plan ...................................................  42
Federal Tax Aspects .......................................................  42
Applicable Requirements of ERISA ..........................................  44
Amendments and Other Changes Affecting this Prospectus.....................  44
Reports of the Company ....................................................  44
Incorporation of Certain Documents By Reference............................  44
Legal Opinions ............................................................  45
Experts ...................................................................  45

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 NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE PLAN SINCE THE DATE HEREOF.


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                                     LOGO


                                 Circus Circus
                               Enterprises, Inc.

                               ----------------

          CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

                                  PROSPECTUS

                               ----------------


                               DECEMBER 8, 1997


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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

  Reference is made to the information appearing under the heading "Incorporation of Certain Documents by Reference" in the Prospectus constituting a part of this Registration Statement, which information is incorporated herein by this reference.

ITEM 4. DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.751 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

  In accordance with Nevada Revised Statutes 78.037, Article XI of the Company's Restated Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which include intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes 78.300.

  Article X, Section 10.2 of the Company's Restated Bylaws provides for mandatory indemnification of directors and officers to the fullest extent now or hereafter permitted by law.

  The Company maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements, and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Company all covered losses for which the Company grants indemnification of each officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. The policy would generally cover, in addition to other liabilities, liabilities arising under the federal securities laws; however, the subject of loss may not include any claim or claims under federal or state law arising out of or relating to (i) the filing of a registration statement with the Securities and Exchange Commission or the offer or sale by means of a prospectus of any security with respect to which a registration statement has been filed, including, but not limited to, any claim asserting that such registration statement or prospectus contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any underwriting agreement for the offer or sale of any security, or (iii) any accounting of profits from the purchase or sale of securities of the Company under Section 16(b) of the Securities Exchange Act of 1934 or a similar state law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

  Not Applicable.

ITEM 8. EXHIBITS.

 3(i)(a) Restated Articles of Incorporation of the Company as of July 15, 1988
         and Certificate of Amendment thereto, dated June 29, 1989
         (Incorporated by reference to Exhibit 3(a) to the Company's Annual
         Report on Form 10-K for the fiscal year ended January 31, 1991).
 3(i)(b) Certificate of Division of Shares into Smaller Denominations, dated
         June 20, 1991 (Incorporated by reference to Exhibit 3(b) to the
         Company's Annual Report on Form 10-K for the fiscal year ended January
         31, 1992).
 3(i)(c) Certificate of Division of Shares into Smaller Denominations, dated
         June 22, 1993 (Incorporated by reference to Exhibit 3(i) to the
         Company's Current Report on Form 8-K dated July 21, 1993).
   3(ii) Restated Bylaws of the Company (Incorporated by reference to Exhibit
         3(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997).
    4(a) Rights Agreement, dated as of July 14, 1994, between the Company and
         First Chicago Trust Company of New York (Incorporated by reference to
         Exhibit 4 to the Company's Current Report on Form 8-K dated August 15,
         1994.
    4(b) Amendment to Rights Agreement, effective as of April 16, 1996, between the Company and First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form
         10-Q for the period ended July 31, 1996).
    4(c) Group Annuity Contract No. GA70867, effective as of November 1, 1985, between Bankers Life Company and Circus Circus Enterprises, Inc., and related letters dated November 15, 1985 and December 4, 1985--
         Incorporated by reference to Exhibit 4(c) to the Company's
         Registration Statement on Form S-8 (No. 33-1459).
    4(d) Tenth Amendment and Restatement of the Circus Circus Employees' Profit
         Sharing, Investment and Employee Stock Ownership Plan.*
    4(e) Fifth Amendment and Restatement of the Circus Circus Employees' Profit
         Sharing, Investment and Employee Stock Ownership Trust.*
    5(a) Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, Las
         Vegas, Nevada.*
    5(b) Internal Revenue Service determination letter, dated April 28, 1987--
         Incorporated by reference to Exhibit 5(b) to the Company's
         Registration Statement on Form S-8 (No. 33-1459).
    5(c) Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis,
         Tampa, Florida.*
    5(d) Internal Revenue Service determination letter, dated May 23, 1995.*
    5(e) Internal Revenue Service determination letter, dated July 22, 1997.
   23(a) Consent of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered.
         Reference is made to Exhibit 5(a) hereto.
   23(b) Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis.
         Reference is made to Exhibit 5(c) hereto.
   23(c) Consent of Arthur Andersen LLP
      24 Power of Attorney. Included on Page II-4 hereof.

--------
 * Previously filed as an exhibit to this Registration Statement.

ITEM 9. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAS VEGAS, STATE OF NEVADA, ON THE 28TH DAY OF NOVEMBER, 1997.

                                          Circus Circus Enterprises, Inc.

                                                   /s/ Clyde T. Turner
                                          By_________________________________
                                             CLYDE T. TURNER, CHAIRMAN OF THE
                                             BOARD AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS CLYDE T. TURNER, MICHAEL S. ENSIGN OR WILLIAM
A. RICHARDSON, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE


         /s/ Clyde T. Turner           Chairman of the           November 28,
-------------------------------------   Board and Chief              1997
           CLYDE T. TURNER              Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ Michael S. Ensign          Vice Chairman of the      November 28,
-------------------------------------   Board and Chief              1997
          MICHAEL S. ENSIGN             Operating Officer

       /s/ Glenn W. Schaeffer          President, Treasurer      November 28,
-------------------------------------   and Chief Financial          1997
         GLENN W. SCHAEFFER             Officer (Principal
                                        Financial Officer)
                                        and Director

      /s/ William A. Richardson        Executive Vice            November 28,
-------------------------------------   President                    1997
        WILLIAM A. RICHARDSON           and Director

              SIGNATURE                        TITLE                 DATE

           /s/ Les Martin              Controller                November 28,
-------------------------------------   (Principal                   1997
             LES MARTIN                 Accounting Officer)

        /s/ Richard P. Banis           Director                  November 28,
-------------------------------------                                1997
          RICHARD P. BANIS

        /s/ Arthur H. Bilger           Director                  November 28,
-------------------------------------                                1997
          ARTHUR H. BILGER

        /s/ Richard A. Etter           Director                  November 28,
-------------------------------------                                1997
          RICHARD A. ETTER

        /s/ Michael D. McKee           Director                  November 28,
-------------------------------------                                1997
          MICHAEL D. MCKEE

  The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 28th day of November, 1997.

                                          Circus Circus Employees' Profit
                                           Sharing And Investment Plan

                                          By Circus Circus Enterprises, Inc.
                                                 Plan Administrator

                                                   /s/ Clyde T. Turner
                                          By __________________________________
                                             Clyde T. Turner, Chairman of the
                                             Board and Chief Executive Officer